    As filed with the Securities and Exchange Commission on April 20, 1999.

                                                     Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                --------------

                             GBCI CAPITAL TRUST II
                          GOLD BANC CORPORATION, INC.
          (Exact names of Registrants as specified in their charters)

                                --------------

               Delaware                              Applied For
                Kansas                                48-1008593
   (States or other jurisdictions of               (I.R.S. Employer
    incorporation or organization)               Identification Nos.)
                               11301 Nall Avenue
                             Leawood, Kansas 66211
                                (913) 451-8050
  (Address, including zip code, and telephone number, including area codes of
                   Registrants' principal executive office)

                                --------------

                              MICHAEL W. GULLION
                            Chief Executive Officer
                          Gold Banc Corporation, Inc.
                               11301 Nall Avenue
                             Leawood, Kansas 66211
                                (913) 451-8050
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
        STEVEN F. CARMAN, ESQ.                   STEVEN KAPLAN, ESQ.
  Blackwell Sanders Peper Martin LLP               Arnold & Porter
          Two Pershing Square                  Thurman Arnold Building
     2300 Main Street, Suite 1000              555 Twelfth Street, N.W.
      Kansas City, Missouri 64108            Washington, D.C. 20004-1202
            (816) 983-8153                          (202) 942-5998
          Fax: (816) 983-9153                    Fax: (202) 942-5999

                                --------------

  Approximate date of commencement of proposed sale to the public: As soon as possible after the Registration Statement becomes effective.

  If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                        Proposed       Proposed
 Title of each class of     Amount      maximum         maximum      Amount of
    securities to be        to be    offering price    aggregate    registration
       registered         registered   per unit*    offering price*     fee
--------------------------------------------------------------------------------
    % Preferred
 Securities of GBCI
 Capital Trust II......   1,610,000      $25.00       $40,250,000     $11,190
--------------------------------------------------------------------------------
    % Junior
 Subordinated Debentures
 of Gold Banc
 Corporation, Inc. (1).
--------------------------------------------------------------------------------
Guarantee of Gold Banc
 Corporation, Inc. With
 Respect to the
 preferred securities
 (2)...................
--------------------------------------------------------------------------------

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   * Estimated solely for the purpose of calculating the registration fee, exclusive of accrued interest and dividends, if any.
(1) The junior subordinated debentures will be purchased by GBCI Capital Trust II with the proceeds of the sale of the preferred securities. Such debentures may later be distributed for no additional consideration to the holders of the preferred securities upon dissolution of the Trust and distribution of its assets.
(2) This Registration Statement is deemed to cover the guarantee. Pursuant to Rule 457(n) under the Securities Act of 1933, no separate registration fee is required for the guarantee.

  The prospectus contained in this Registration Statement will be used for the
offering of the following securities: (1)     % preferred securities of GBCI
Capital Trust II; (2)    % junior subordinated debentures of Gold Banc
Corporation, Inc.; and (3) a guarantee of Gold Banc Corporation, Inc. of certain obligations under the preferred securities.

                                --------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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
                             PRELIMINARY PROSPECTUS
                     SUBJECT TO COMPLETION--DATED   , 1999

                             GBCI Capital Trust II
                          Gold Banc Corporation, Inc.

                                  ----------

                              % preferred securities
   Guaranteed as described in this prospectus by Gold Banc Corporation, Inc.

                                  ----------

                          % junior subordinated debentures


Gold Banc Corporation, Inc.--

  . We are a multi-bank holding company that offers, through our subsidiaries, a full range of community banking and related financial services to customers in Kansas, Oklahoma and Missouri.
  . We will purchase all of the common securities of the Trust.

  . We have guaranteed the Trust's obligations under the preferred securities, but only to the extent of funds held by the Trust.

The Trust--

  . GBCI Capital Trust II is a Delaware business trust.

  . We created the Trust for the limited purposes of issuing the common and preferred securities, investing in the junior subordinated debentures, and engaging in incidental activities.

The preferred securities--

  . The preferred securities represent beneficial interests in the assets of the Trust, which will include the junior subordinated debentures and payments on the junior subordinated debentures.

  . Holders of the preferred securities are entitled to cumulative
    distributions at the annual rate of           %.

  . We have applied to have the preferred securities approved for quotation under the proposed Nasdaq National Market symbol "GLDBO."

  . The public offering price is $25 per preferred security.

  . The Trust may redeem the preferred securities for cash or in exchange for the junior subordinated debentures.

  . If we defer interest payments on the junior subordinated debentures, the Trust will defer distributions on the preferred securities.

The junior subordinated debentures--

  . We will sell $        of our    % junior subordinated debentures to the
    Trust.

  . The junior subordinated debentures are scheduled to mature on
                , 2029, but we may shorten this date.

  . We may defer interest payments on the junior subordinated debentures from time to time.

                                                  Price To Underwriting Proceeds
                                                   Public    Discount   To Trust
                                                  -------- ------------ --------
Per Preferred Security........................... $
Total............................................ $

  In the table above, the price to the public includes accrued distributions,
if any, from               , 1999. We, along with the Trust, have agreed to
indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933. See "Underwriting." Because all of the proceeds from the sale of the preferred securities will be used to purchase the junior subordinated debentures, we have agreed to pay the
underwriters, as compensation, $         per preferred security or $       in
the aggregate ($        if the over-allotment option is exercised in full). See
"Underwriting." We have also agreed to pay the expenses of this offering,
estimated to be $          . We have also granted the underwriters a 30-day
option to purchase up to a maximum of            additional preferred
securities to cover over-allotments, if any. If the over-allotment option is
exercised in full, the total price to public will be $       , the total
underwriting commission will be $        and the total proceeds to the Trust
will be $       . See "Underwriting."

 Consider carefully the "risk factors" beginning on page in this prospectus.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

 Neither the preferred securities nor the junior subordinated debentures are deposit accounts of any bank, and neither are insured to any extent by the Federal Deposit Insurance Corporation or any other governmental agency.

 The underwriters are offering the preferred securities subject to prior sale, when, as and if delivered to and accepted by the underwriters. The underwriters have the right to reject orders in whole or in part. The underwriters expect that the Trust will deliver the preferred securities on or about , 1999.

Advest, Inc.                                          U.S. Bancorp Piper Jaffray

                      Prospectus dated             , 1999
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                      MAP


JOHNSON COUNTY,     TULSA,               PITTSBURG,          ST. JOSEPH,
KANSAS              OKLAHOMA             KANSAS              MISSOURI




(SHAWNEE AND        Growing city of      University-based    Regional business
LEAWOOD) Suburb     760,000 people.      economy and         hub serving
of Kansas City      Diversified          regional trade      northwest
and a county that   economy, strong      center for          Missouri. Solid
has one of the      in technology and    southeast Kansas.   economy with core
country's           aviation.            Firm                strength in
fastest-growing     Southeastern         manufacturing       manufacturing.
business sectors.   Tulsa hosts          base and small      Metropolitan area
Population of       thousands of         business            population of
417,000 and ranks   small businesses.    community. County   97,000.
in the top 1% of                         population of
counties in the                          36,000 plus 6,400
nation in per                            students.
capita income
(based on 1996
Census Bureau
statistics).

   Certain persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the preferred securities being offered, including over-allotting shares of the preferred securities and bidding for and purchasing such shares at a level above that which otherwise might prevail in the open market. For a description of these activities, see "Underwriting." Such stabilizing transactions, if commenced, may be discontinued at any time. In connection with this offering, certain underwriters (and selling group members) may engage in passive market making transactions in the common shares on Nasdaq National Market in accordance with Rule 103 of Regulation M. See "Underwriting."

                               PROSPECTUS SUMMARY

   This summary does not contain all of the information that may be important to you. You should carefully read this prospectus, and all other information that is incorporated by reference into this prospectus, in its entirety before you decide to invest in the preferred securities.

                          Gold Banc Corporation, Inc.

Overview

   We provide a full-range of community banking and related financial services at 28 locations in Kansas, Oklahoma and Missouri. As a multi-bank holding company, we own nine commercial banks, one federal savings bank, an investment company, a trust company, a computer services business and an insurance agency. Since December 1978, we have grown internally and through acquisitions from a one bank holding company with $2.9 million in total assets to a bank holding company with ten banks and four non-bank subsidiaries, with $1.1 billion in total assets at December 31, 1998. A significant amount of our growth occurred in 1998 during which time we acquired 6 banks operating in 12 locations with $514.7 million in total assets. Our growth has been based on a community banking strategy, which we believe our customers value because it combines a focus on local communities with the breadth in product and service offerings of a larger bank.

Community Banking Strategy

   Our strategy is to build responsive community banking offices with local decision making authority. To implement this strategy, each of our subsidiary banks maintains its own distinct local identity, complete with local decision makers who are empowered, with certain limitations, to make credit decisions.

   We view each subsidiary bank president as the head of a financial services center, where a primary focus is serving small to medium-sized businesses and their owner-operators. These customers value one-stop shopping which we offer through our bank subsidiaries. More than 80 percent of our loans in Johnson County, Kansas and Tulsa, Oklahoma (our two largest markets) are provided to local businesses. Each subsidiary bank maintains a local board of directors that helps support the vital role our subsidiary banks play in identifying and fulfilling the different needs of locally owned businesses in their respective communities.

   One of our goals is to create a more efficient organization within the framework of our community banking philosophy. While each of our subsidiary banks operates separately, we are centralizing certain management and administrative functions, including data processing, human resources and regulatory administration in order to take advantage of economies of scale. Following our acquisition of CompuNet Engineering, Inc. in the first quarter of 1999, CompuNet will administer our consolidated back office operations, including the operation of the data and call centers for all of our subsidiary banks. We also provide direction for our subsidiary banks in areas of budgets, asset/liability and investment portfolio management and credit review. We feel centralizing these functions, which involve little contact with our customers, will allow us to run our business more efficiently, help lower operating expenses and enable our bank employees to focus on customer service and community involvement.

Geographic Growth into Metropolitan Areas

   While we continue to operate in select county seat towns, our market strategy increasingly focuses on larger growing Midwestern suburbs and cities and on serving the thousands of small-to-medium-sized businesses and their owner operators located in these communities that are responsible for driving much of this growth. Reflective of our increasing focus on vibrant metropolitan markets, as of December 31, 1998, approximately 66 percent of our assets were deployed in four markets which support a large base of small-to-medium sized businesses:

  . Johnson County, Kansas;

  . Tulsa, Oklahoma;

  . Pittsburg, Kansas; and

  . St. Joseph, Missouri.

   We believe that a recent wave of acquisitions of local banks in these communities by larger, more regional competitors and the conversion of these bank franchises to branch locations of much larger entities which has resulted in the elimination of local decision making have caused a number of customers of these locations to become dissatisfied. This has created an opportunity for us to attract and retain loan customers whose businesses require flexibility and responsiveness in lending decisions and a more personalized banking relationship.

Growth into Non-Bank Services

   In addition to our growth in assets, deposits and geographic locations, we have also expanded our product and service offerings as well. We provide more than traditional deposit accounts and loans. Since the beginning of 1998, we have added three non-bank businesses to further our objective of becoming a complete financial services provider for small-to-medium sized businesses and their owner operators and other customers. We now offer:

  . Investment management and retail brokerage services through Midwest
    Capital Management, Inc.;

  . Business and personal insurance through Gold Banc Financial Services,
    Inc.; and

  . Trust services and employee benefit accounts, including 401(k) plans, through The Trust Company.

   In addition, through our acquisition of CompuNet, we now offer certain technology services to financial institutions and other businesses. CompuNet designs, implements, integrates and administers local and wide area computer networks and also provides such technology services as Y2K compliance support, Internet solutions and video conferencing.

Growth into New Technology

   We continue to employ new technologies to serve and retain customers. Through the use of two-way videoconferencing, our bank customers have the opportunity to visit one-on-one with our non-bank professionals while in the familiar convenience of their own local bank. During the second quarter of 1999 we expect to premier our Internet banking system which, in addition to our Interactive Voice Response telephone system, allows our bank customers convenient 24-hour remote access to their account information. We believe these services are important to certain of our banking customers, including small-business owners, and provide an opportunity to strengthen and develop relationships with these customers.

Growth through Acquisitions

   In addition to internal growth, we will continue to look for opportunities to grow through acquisitions of community banks or non-bank providers of financial services located in metropolitan areas and county seat towns in our targeted market area. We believe that there will continue to be owners of small community banks that will be interested in selling their banks to an organization such as ours that has strong capital, a broad array of products and services, management talent, and a committment to retaining the local identities of its subsidiaries. Other reasons that banks may continue to be willing to sell are a lack of liquidity in the stock of the company and an increasing costs associated with upgrading technology and maintaining compliance with bank regulations. We will continue to look to acquire banks with strong existing management teams so that our strategies can be implemented with the existing management structures, board of directors and bank charters that are in place at these banks.

Recent Developments

   Exchange National Bank is a named defendant in a case styled Wilson v. Olathe Bank, filed in the United States District Court for the District of Kansas on September 11, 1997 on behalf of a putative class of over 2,400 persons who allegedly invested at least $14,900 each in entities known as a Parade of Toys and Bandero Cigar Company. The complaint alleged violations of the Racketeer Influenced Corrupt Organizations ("RICO") statute (18 U.S.C. 1962(c)), conspiracy to violate RICO, negligent misrepresentation, fraud, civil conspiracy and negligence on the part of the defendents. The plaintiffs contend that the defendants, including Exchange National Bank, were listed in trade reference sheets provided to plaintiffs by Parade of Toys and Bandero Cigar Company and that the defendants made false and misleading representations on which the plaintiffs relied to their detriment. The Second Amended Complaint seeks actual damages in the total amount of $13,551,559.72. It also prays for punitive damages in a total amount of $27,103,119.44. On September 29, 1998 and on March 11, 1999, the Court entered orders denying plaintiffs' successive motions for class certification. Exchange National Bank has filed a motion for summary judgment on plaintiff Wilson's claims. On April 1, 1999, plaintiff Wilson moved to dismiss her claims without prejudice. On April 5, 1999, the Court granted Wilson's motion to dismiss without prejudice. Defendants have sought reconsideration of that order asserting that Wilson's claims should be dismissed with prejudice.

   A second lawsuit arising out of Parade of Toys styled Aaron v. Hillcrest Bank, was filed in the United States District Court for the District of Kansas on September 23, 1998 on behalf of 670 individually named persons. The complaint names Exchange National Bank as a defendant and alleges similar causes of action as the Wilson action. On April 5, 1999, the Court dismissed the claims of plaintiffs Aaron and McCoy without prejudice.

   On November 12, 1998, the federal district court ruled, in Wilson and Aaron, that multiple plaintiffs could not join their claims in a single action. The Court's orders provide, for the 676 plaintiffs other than Wilson, McCoy and Aaron, that they must initiate a new action by April 30, 1999 or their claims will be dismissed with prejudice. In response, plaintiffs have begun to commence new individual actions in the District Court of Johnson County, Kansas. To date, Exchange National Bank has been served with 24 petitions filed on behalf of individual distributors. Each makes claims of fraud, negligent misrepresentation, civil conspiracy, and negligence. The damages claim range between $17,900 and $37,000. Exchange National Bank denies any liability and intends to vigorously defend these and any additional claims.

   Our principal executive office is located at 11301 Nall Avenue, Leawood, Kansas 66211, and our telephone number is (913) 451-8050.

                             GBCI Capital Trust II

   GBCI Capital Trust II is a Delaware statutory business trust that we created for the limited purposes of:

  . issuing the preferred securities and the common securities;

  . investing the proceeds it receives from issuing the preferred securities and the common securities in an equivalent amount of junior subordinated debentures issued by us; and

  . engaging in activities related to the activities described above.

   The Trust will issue all of the preferred securities to the purchasers in this offering. We will purchase all of the common securities. The common securities will represent an aggregate liquidation amount equal to at least 3% of the total capital of the Trust.

   The junior subordinated debentures will be the only assets of the Trust, and payments under the junior subordinated debentures will be the only revenue of the Trust.

   The Trust will be governed by the trust agreement among us, as depositor, Bankers Trust (Delaware), as Delaware trustee, and Bankers Trust Company, as property trustee.

   The principal executive office of the Trust is c/o Gold Banc Corporation, Inc. at 11301 Nall Avenue, Leawood, Kansas 66211, and its telephone number is
(913) 451-8050.

                                  The Offering

The Issuer................  GBCI Capital Trust II, a Delaware statutory business trust.

The Securities that are
being Offered.............           preferred securities having a
                            liquidation amount of $            per preferred
                            security. The preferred securities represent preferred undivided beneficial interests in the assets of the Trust, which will consist solely of junior subordinated debentures. We will guarantee payments on the preferred securities to the extent of funds in the Trust. We have granted the underwriters an option, exercisable within 30 days after the date of the offering, to purchase up to an additional preferred securities at the initial offering price, solely to cover over-allotments, if any.

The Offering Price........  $25 per preferred security.

The Payment of
Distributions.............  The Trust will pay distributions to you on each preferred security at an annual rate of
                                   %. The distributions will be cumulative,
                            will accumulate from        , 1999, and will be
                            payable in arrears at the end of each calendar
                            quarter, commencing        , 1999.

Junior Subordinated
Debentures................  The Trust will invest the proceeds from the issuance of the preferred securities and the
                            common securities in an equivalent amount of
                            our    % junior subordinated debentures.

Maturity..................  The junior subordinated debentures are
                            scheduled to mature on               , 2029
                            unless we shorten the maturity date. We will not shorten the maturity date unless we have received prior approval if it is then required under the applicable regulatory requirements. The Trust must redeem the preferred securities when the junior subordinated debentures are paid on the maturity date, or following any earlier redemption of the junior subordinated debentures.

We have the Option to
 Extend the Interest
 Payment Period...........  At any time we are not in default under the junior subordinated debentures, we may defer payments of interest on the junior subordinated debentures for up to 20 consecutive quarters, but not beyond their stated maturity date. The Trust would defer quarterly distributions on the preferred securities while we are deferring payment on the junior subordinated debentures. Deferred quarterly distributions will accumulate additional distributions at an annual rate of % compounded quarterly.

                            During any period that we are deferring
                            interest payments, we may not declare or pay any cash distributions on our capital stock or debt securities that are of equal or lower rank than the junior subordinated debentures. After the end of any period in which we are deferring interest payments, if we have paid all deferred and current interest under the junior subordinated debentures, we may defer interest payments again. If we defer interest payments, you will be required to include deferred interest income in your gross income for United States federal income tax purposes before you have received deferred interest payments.

Redemption of the
 Preferred Securities is
 Possible.................  The Trust may redeem the preferred securities in whole or in part if we repay the junior
                            subordinated debentures. Subject to any
                            regulatory approval that may then be required, we may redeem the junior subordinated debentures prior to their scheduled maturity
                            (1) on or after            , 2004, in whole at
                            any time or in part from time to time, or (2) at any time, in whole, but not in part, within 90 days after:

                             . certain tax events occur or become likely to
                               occur;

                             . the Trust is or becomes likely to be deemed to
                               be an investment company; and

                             . there is a change in the regulatory capital
                               treatment of the preferred securities.

                            Upon any redemption of the junior subordinated debentures we will use the cash proceeds of the redemption to pay you a liquidation amount for the preferred securities. The liquidation amount you will receive will be $25 per preferred security plus any accrued and unpaid distributions to the date of redemption.

How the Securities will
 rank in Right of
 Payment..................   . The preferred securities will rank equally
                               with the common securities. The Trust will pay distributions on the preferred securities and the common securities pro rata. However, if we default by failing to pay interest payments on the junior subordinated debentures then no distributions on the common securities will be paid until all accumulated and unpaid distributions on the preferred securities have been paid.

                             . Our obligations under the junior subordinated
                               debentures are unsecured and generally will rank junior in priority to our senior and other subordinated indebtedness. In late 1997, we created GBCI Capital Trust and issued junior subordinated debentures to that trust. The junior subordinated debentures we will issue to the Trust will rank equally with those junior subordinated debentures. If we create any other trusts similar to the Trust, then the junior subordinated debentures will rank equally with any other junior subordinated debentures we issue to such trusts.

                             . Our obligations under the guarantee are
                               unsecured and will rank junior to our senior and other subordinated indebtedness. The guarantee we issue in this transaction will rank equally with that guarantee relating to the preferred securities issued by GBCI Capital Trust in late 1997. If we issue any other guarantees in the future relating to preferred securities issued by the other trusts, then the guarantee issued in this transaction will rank equally with the other guarantees.

                             . Because we are a holding company, the junior
                               subordinated debentures and the guarantee will effectively be subordinated to all existing and future liabilities of our subsidiaries.

The Junior Subordinated
 Debentures May Be
 Distributed to You.......  Under certain circumstances and after we obtain any necessary regulatory approvals, we may dissolve the Trust. If we dissolve the Trust, after satisfaction of any of the Trust's liabilities to creditors, the Trust will distribute your pro rata share of the junior subordinated debentures to you in liquidation of the Trust.

Our Guarantee of
Payments..................  We will fully and unconditionally guarantee the preferred securities based on:

                             . our obligations to make payments on the junior
                               subordinated debentures;

                             . our obligations under a guarantee executed for
                               the benefit of the holders of the preferred securities; and

                             . our obligations under the trust agreement.

                            If we do not make payments on the junior subordinated debentures, the Trust will not have sufficient funds to make payments on the preferred securities. The guarantee does not cover payments when the Trust does not have sufficient funds.

Limited Voting Rights.....  You will have no voting rights except in limited circumstances.

The Use of Proceeds.......  The Trust will invest all of the proceeds from the sale of the preferred and the common securities in our junior subordinated debentures. We intend to use the net proceeds from our sale of the junior subordinated debentures to finance growth, including future acquisitions if and when suitable opportunities arise, repay approximately $11.0 million of corporate indebtedness and for general corporate purposes. In addition, we are likely to contribute a portion of the proceeds to one or more of the subsidiary banks to support internal growth opportunities. Initially, we may invest the net proceeds not used to pay down corporate indebtedness in short to medium term investment securities.

Nasdaq National Market
Symbol....................  The proposed Nasdaq National Market symbol is
                            "GLDBO."

Book-entry................  The preferred securities will be represented by a global security that will be deposited with and registered in the name of The Depository Trust Company, New York, New York, or its nominee. This means that you will not receive a certificate for your preferred securities.

ERISA Considerations......  You must carefully consider the information set forth under "Certain ERISA Considerations."

                                  Risk Factors

   Before purchasing the preferred securities offered by this prospectus you
should carefully consider the "Risk Factors" beginning on page     .

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following is our selected consolidated financial information. This information has been restated to include acquisitions accounted for as poolings of interests and per share information has been restated to reflect a two-for-one stock split of our common stock in 1998. You should read this selected consolidated financial information in conjunction with our consolidated financial statements and notes that appear in our Annual Report on Form 10-K for 1998 that is incorporated by reference into this prospectus. See "Where You Can Find More Information."

                                   At or for the Years Ended December 31,
                                  ---------------------------------------------
                                    1998      1997     1996     1995     1994
                                  ---------  -------  -------  -------  -------
                                  (In thousands, except per share data and
                                                   ratios)
Selected Results of Operations
 Interest income................     75,196   55,531   44,652   37,356   32,173
 Interest expense...............     39,588   27,975   24,282   20,123   17,788
 Net interest income............     35,608   27,556   20,370   17,233   14,385
 Provision for loan losses......      2,781    2,130    1,262    1,812      581
 Non-interest income............      8,778    4,753    4,179    3,322      917
 Non-interest expense...........     28,079   17,478   16,047   14,118   10,156
 Net income (1).................      9,122    8,295    4,906    3,105    3,132
Per Share Data
 Net income (basic and diluted).       0.55     0.54     0.45     0.30     0.29
 Book value.....................       4.88     4.19     3.47     2.69     2.23
 Cash dividend (2)..............      0.075    0.045      --       --       --
Selected Balance Sheet Data
 Total assets...................  1,111,356  824,464  632,561  532,044  453,065
 Loans, net of unearned income..    723,364  545,531  408,258  321,866  271,148
 Allowance for loan losses......     10,752    7,736    5,322    4,486    3,678
 Investment securities..........    229,520  164,534  148,637  140,984  138,967
 Goodwill.......................     13,328    3,205    3,257    3,409      --
 Deposits.......................    926,687  697,163  549,507  466,327  391,514
 Long-term debt.................     78,708   35,174    7,074   14,973   14,631
 Stockholders' equity...........     83,811   66,566   53,120   28,875   24,479
Performance Ratios
 Return on average assets (1)...       0.93%    1.13%    0.85%    0.65%    0.74%
 Return on average equity (1)...      11.59%   13.07%   13.63%   10.93%   13.47%
 Efficiency ratio...............      67.50%   58.34%   69.80%   75.08%     --
 Net interest margin............       4.11%    4.14%    3.95%    3.99%    3.83%
 Net interest spread............       3.67%    3.58%    3.52%    3.56%    3.45%
 Dividend payout (2)............      10.56%    7.03%     --       --       --
Asset Quality Ratios
 Allowance for loan losses to
  non-performing loans..........     290.59%  673.28%  752.76%  227.02%  361.65%
 Net charge-offs to average
  loans.........................       0.21%    0.10%    0.12%    0.34%    0.05%
 Allowance for loan losses to
  total loans...................       1.46%    1.40%    1.29%    1.37%    1.34%
Capital Ratios
 Tier 1 risk-based capital ratio
  (3)...........................      12.03%   14.11%   13.59%    6.93%    7.67%
 Total risk-based capital ratio
  (3)...........................      13.42%   15.41%   14.85%    8.19%    8.94%
 Leverage ratio.................       8.80%   11.00%    8.14%    5.27%    5.14%
Ratio of Earnings to Fixed
 Charges (4)
 Including interest on deposits.       1.34x    1.45x    1.30x    1.23x    1.33x
 Excluding interest on deposits.       3.90x    8.06x    4.72x    3.48x    4.15x

--------
(1) 1998 and 1997 net earnings and earnings per share of $9,122 and $8,295 and $0.55 and $0.54, respectively, include pro forma adjustments for income taxes related to the earnings of Citizens Bancorporation, Inc., a Subchapter S corporation we acquired in 1998. Actual earnings and earnings per share unadjusted for income taxes on Citizens' earnings for 1998 and 1997, were $11,919 and $9,874 and $0.71 and $0.64, respectively.
    Additionally, the return on average assets and return on average equity ratios are shown on a proforma basis to reflect an adjustment for income taxes as Citizens' earnings for 1998 and 1997. Returns on average assets for 1998 and 1997 on an actual basis were 1.22% and 1.35%, respectively. Returns on average equity for 1998 and 1997 on an actual basis were 15.14% and 15.56%, respectively.
(2) Prior to the second quarter of 1997, we had not paid cash dividends on shares of our common stock. The dividends paid and dividend payout ratio do not reflect a restatement of dividends paid prior to 1998 by entities we acquired in pooling of interests transactions in 1998.
(3) Tier 1 risk-based and Total risk-based capital ratios for the years ended 1996, 1995 and 1994 are not restated to reflect subsidiaries we acquired in pooling of interests transactions in 1998.
(4) The consolidated ratio of earnings to fixed charges has been computed by dividing income before income taxes and fixed charges by fixed charges. Fixed charges represent all interest expense. Ratios are presented both excluding and including interest on deposits.

                                  RISK FACTORS

   You should carefully consider the following risk factors before purchasing the preferred securities offered by this prospectus. This prospectus contains forward-looking statements that involve risk and uncertainties. You can identify these forward-looking statements because they may include terms such as "believes," "anticipates," "intends," "expects," or similar expressions, and may include discussions of future strategy. We caution you not to rely unduly on any forward-looking statements in this prospectus. Our actual results could differ materially from the forward-looking statements. The risk factors described below could cause or contribute to these differences and apply to all forward-looking statements wherever they appear in this prospectus. However, there could be other factors not listed below that may affect the Trust and us. We may not update these risk factors or publicly announce revisions to forward-looking statements contained in this prospectus.

               Risk Factors Relating to the Preferred Securities

We will depend primarily on any dividends we may receive from our subsidiaries in making payments under the junior subordinated debentures, which could affect the payments made to you under the preferred securities.

   The Trust will depend solely on our payments on the junior subordinated debentures from us to pay amounts due to you on the preferred securities. We are a separate legal entity from our subsidiaries and do not have significant operations of our own. We will depend primarily on any dividends we receive from our subsidiaries, which may be limited by regulations, and our cash and liquid investments, to pay interest to the Trust on the junior subordinated debentures.

Our obligations under the guarantee and the junior subordinated debentures are subordinate to most of our other creditors.

  Our obligations under the guarantee and the junior subordinated debentures are unsecured and:

  . are subordinate in right of payment to all of our existing and future senior debt, subordinated debt and additional senior obligations, which totaled $64,170 at December 31, 1998; and

  . rank equally with our obligations associated with the outstanding preferred securities of GBCI Capital Trust and any future issuances of preferred securities.

   Because we are a holding company, the creditors of our subsidiaries also will have priority over us and you in any distribution of the subsidiaries' assets in a liquidation, reorganization or otherwise, except to the extent that we are recognized as a creditor of our subsidiaries. Therefore, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should look only to our assets for payments on the junior subordinated debentures.

We may defer interest payments under the junior subordinated debentures, which could have adverse consequences for you.

   So long as we are not in default under the junior subordinated debentures, we may defer the payment of interest on the junior subordinated debentures at any time or from time to time for up to 20 consecutive quarters. Any deferral, however, cannot extend beyond the stated maturity date of the junior subordinated debentures.

   During any period in which we are deferring interest payments, the Trust will defer quarterly distributions on the preferred securities, which will
accumulate with additional distributions at the annual rate of     % compounded
quarterly from the relevant distribution payment date. During a deferral period you will continue to accrue income (in the form of original issue discount) for federal income tax purposes on the preferred securities, but you will not receive distributions attributable to that income. In addition, during a deferral period, your tax basis in the preferred securities will increase by the amount of accrued but unpaid distributions. If you sell the preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in ordinary income, and a related tax liability for the holder, and a capital loss that may only be used to offset a capital gain.

The guarantee covers payments only if the Trust has cash available.

   If we do not make payments on the junior subordinated debentures, the Trust will not have sufficient funds to pay distributions or the $25 per preferred security liquidation amount. Because the guarantee does not cover payments when the Trust does not have sufficient funds, you will not be able to rely on the guarantee for payment of these amounts. Instead, you or the property trustee may enforce the rights of the Trust under the junior subordinated debentures directly against us.

In certain circumstances the Trust may return your principal to you, which would require you to reinvest your principal sooner than expected.

   Under the following circumstances we may return your principal before the stated maturity of the junior subordinated debentures:

  . We may redeem all of the junior subordinated debentures in whole, but not in part, prior to maturity within 90 days after certain occurrences at any time during the life of the Trust. If we redeem the junior subordinated debentures due to the occurrence of one of these events, the Trust will redeem the preferred securities. You would receive the redemption price.

  . We may also at any time shorten the maturity of the junior subordinated
    debentures to a date not earlier than             , 2004. We may be
    required to obtain regulatory approval before shortening the maturity of the junior subordinated debentures.

  . You should be aware that Congress in the future may enact legislation that would adversely affect our ability to deduct the interest we pay on the junior subordinated debentures or that otherwise results in unfavorable tax consequences for us or the Trust. This legislation may cause us to redeem the junior subordinated debentures and cause the Trust to redeem the preferred securities.

   If we redeem the junior subordinated debentures we would redeem the preferred securities, and you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the preferred securities.

You will have only limited voting rights, and we can amend the trust agreement without your consent.

   You will have limited voting rights as a holder of the preferred securities. Your voting rights will relate only to the modification of the preferred securities and the exercise of the Trust's rights as holder of the junior subordinated debentures. You will not usually be able to appoint, remove or replace the property trustee or the Delaware trustee because these rights generally reside with us as the holder of the common securities. However, if an event of default under the trust agreement occurs and is continuing the holders of at least a majority in aggregate liquidation amount of the preferred securities may remove the trustees. Even if it would adversely affect your rights, we, together with the property trustee and the trust administrators may amend the trust agreement without your consent to ensure that the Trust will be classified as a grantor trust for United States federal income tax purposes.

We can distribute the junior subordinated debentures to you, which may have adverse tax consequences for you and which may affect the market price of the preferred securities.

   The Trust may be dissolved at any time before maturity of the junior
subordinated debentures on          , 2029. As a result, and subject to the
terms of the trust agreement, the trustees may distribute the junior subordinated debentures to the holders of the preferred securities.

   We cannot predict the market price for the junior subordinated debentures that may be distributed. Accordingly, the junior subordinated debentures that you receive upon a distribution, or the preferred securities you hold pending such a distribution, may trade at a price that is less than you paid to purchase the preferred securities. Because you may receive junior subordinated debentures, you must also make an investment decision with regard to the junior subordinated debentures. You should carefully review all of the information regarding the junior subordinated debentures contained in this prospectus.

   Under current United States federal income tax laws, a distribution of the junior subordinated debentures to you upon the dissolution of the Trust would not be a taxable event to you. Nevertheless, if the Trust is classified for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the junior subordinated debentures would be a taxable event to you. In addition, if there is a change in law, a distribution of junior subordinated debentures upon the dissolution of the Trust could be a taxable event to you.

The holders of the preferred securities and the junior subordinated debentures are not protected by covenants in the indenture and the trust agreement.

   Neither the indenture, which sets forth the terms of the junior subordinated debentures, nor the trust agreement, which sets forth the terms of the preferred securities and the common securities, protects holders of junior subordinated debentures or the preferred securities, respectively, in the event we experience significant adverse changes in our financial condition or results of operations. In addition, neither the indenture nor the trust agreement limits our ability or the ability of any subsidiary to incur additional indebtedness. Therefore, the provisions of these governing instruments should not be considered a significant factor in evaluating whether we will be able to comply with our obligations under the junior subordinated debentures or the guarantee.

The market price for the preferred securities may decline after you invest.

   The market price for the preferred securities may decline during any period that we are deferring interest payments on the junior subordinated debentures. If this were the case, the preferred securities would not trade at a price that accurately reflects the value of accrued but unpaid interest on the underlying junior subordinated debentures.

   There is no current public market for the preferred securities. We plan to list the preferred securities on the Nasdaq National Market. There is no guarantee that an active or liquid public trading market will develop for the preferred securities or whether continued listing of the preferred securities will be applicable on the Nasdaq National Market. Although the underwriters have informed the Trust and us that they intend to make a market in the preferred securities, they are not obligated to do so and any such market making activity may be terminated at any time without notice. Even if an active public market does develop, there is no guarantee that the market price for the preferred securities will equal or exceed the price you pay for the preferred securities.

The preferred securities are not insured.

   Neither the Federal Deposit Insurance Corporation nor any other governmental agency has insured the preferred securities.

             Risk Factors Relating to the Company and Its Industry

It may be difficult for us to maintain our rapid growth.

   We have completed several acquisitions in the past few years that have significantly enhanced our rate of growth. We cannot be certain that we will continue to sustain this rate of growth or grow at all. Competition for suitable acquisition candidates is intense. We are targeting acquisition candidates, particularly in the metropolitan and suburban areas, that a variety of larger financial institutions are also interested in acquiring.

We have reviewed potential acquisition candidates and held preliminary discussions with several of these candidates. We cannot assure you that any of these discussions will be successful. As a result, we may not be successful in identifying acquisition candidates or be able to acquire banks and businesses on terms we feel are favorable.

   The rural market areas we now serve afford limited, if any, opportunities for growth. We believe future growth in our earnings will depend, in addition to acquisitions, on our growth in the metropolitan and suburban market areas where we have branches. The financial institutions in these metropolitan and suburban areas also compete intensely for assets and deposits. This competition may adversely affect our ability to grow our asset and deposit base profitably.

We may experience difficulties in managing our growth.

   As part of our general strategy, we may continue to acquire banks and businesses that we believe provide a strategic fit with our business. To the extent that we do grow, we cannot assure you that we will be able to adequately and profitably manage such growth. Acquiring other banks and businesses will involve risks commonly associated with acquisitions, including:

  . potential exposure to liabilities of banks and businesses we acquire;

  . difficulty and expense of integrating the operations and personnel of banks and businesses we acquire;

  . potential disruption to our business;

  . potential diversion of our management's time and attention;

  . impairment of relationships with and the possible loss of key employees and customers of the banks and businesses we acquire; and

  . incurrence of amortization expense if we account for an acquisition as a purchase and dilution to our stockholders if we use our common stock as consideration for the acquisition.

The loss of certain key personnel could adversely affect our operations.

   Our success depends in large part on the retention of a limited number of key persons, including:

  . Michael W. Gullion, our Chairman and Chief Executive Officer;

  . Malcolm M. Aslin, our President and Chief Operating Officer;

  . Keith E. Bouchey, our Executive Vice President, Chief Financial Officer and Corporate Secretary; and

  . Joseph F. Smith, our Executive Vice President and Chief Technology
    Officer.

   We will likely undergo a difficult transition period if we lose the services of any or all of these individuals. In recognition of this risk, we own and are the beneficiary of an insurance policy on the life of Mr. Gullion providing death benefits of $1.5 million and have entered into employment agreements with Messrs. Gullion, Aslin, Bouchey and Smith.

   We also place great value on the experience of the presidents of our subsidiaries and the branches of our subsidiaries and on their relationships with the communities they serve. The loss of these key persons could negatively impact the affected banking locations. There is no assurance we will be able to retain our current key personnel or attract additional qualified key persons as needed.

Changes in the local economic conditions could adversely affect our loan portfolio.

   Our success depends to a certain extent upon the general economic conditions of the local markets that we serve. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers in those markets in Kansas, Oklahoma and Missouri, including a number of rural markets, where our subsidiary banks operate. Our commercial, real estate and construction loans, and the ability of the borrowers to repay these loans and the value of the collateral securing these loans, are impacted by the local economic conditions. In the rural markets we serve the predominant economic sector is agriculture. Changes in the agricultural economy may have an impact on our results of operations and financial conditions. We cannot assure you that favorable economic conditions will exist in such markets.

Our allowance for loan losses may not be adequate to cover actual loan losses.

   As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the lending business and could have a material adverse effect on our operating results. Our credit risk with respect to our real estate and construction loan portfolio relates principally to the general creditworthiness of individuals and the value of real estate serving as security for the repayment of loans. Our credit risk with respect to our commercial and consumer installment loan portfolio relates principally to the general creditworthiness of businesses and individuals within our local markets.

   We make various assumptions and judgements about the collectability of our loan portfolio and provide an allowance for potential losses based on a number of factors. If our assumptions are wrong, our allowance for loan losses may not be sufficient to cover our loan losses. We may have to increase the allowance in the future. Material additions to our allowance for loan losses would decrease our net income.

We may be unable to manage interest rate risks that could reduce our net interest income.

   Like other financial institutions, our results of operations are impacted principally by net interest income which is the difference between interest earned on loans and investments and interest expense paid on deposits and other borrowings. We cannot predict or control changes in interest rates. Regional and local economic conditions and the policies of regulatory authorities, including monetary policies of the Federal Reserve, affect interest income and interest expense. While we continually take measures intended to manage the risks from changes in market interest rates, changes in interest rates can still have a material adverse effect on our profitability.

We cannot predict how changes in technology will impact our business.

   The financial services market, including banking services, is increasingly affected by advances in technology, including developments in:

  . telecommunications;

  . data processing;

  . automation;

  . Internet-based banking;

  . telebanking; and

  . debit cards and so-called "smart cards."

   Our ability to compete successfully in the future will depend on whether we can anticipate and respond to technological changes. To develop these and other new technologies we will likely have to make additional capital investments. Although we continually invest in new technology, we cannot assure you that we will have sufficient resources or access to the necessary proprietary technology to remain competitive in the future.

The banking business is highly competitive.

   We operate in a competitive environment. In the metropolitan and suburban areas in which we compete, other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms and other financial intermediaries offer similar services. We also face competition in our rural markets. Many of these competitors have substantially greater resources and lending limits and may offer certain services our subsidiary banks and businesses do not currently provide. In addition, some of the nonbank competitors are not subject to the same extensive regulations that govern our subsidiary banks and businesses. Our profitability depends upon the ability of our subsidiaries to compete in our primary market areas.

Our operations may be adversely affected if we, or certain persons with whom we do business, fail to adequately address the Year 2000 issue.

   Certain of our older computer programs identify years with two digits instead of four. If not remedied, this is likely to cause problems because these programs may recognize the year 2000 as the year 1900. As with other financial institutions, we engage in a significant amount of business and reporting activity that depends on accurate date information, such as calculation of interest and other calculations pertaining to loans, deposits, assets and investments. As a result, Year 2000 problems could result in a system failure or miscalculations that disrupt our operations. We continue to address these issues as they relate to our subsidiaries and corporate systems and are in the implementation phase of our preparations for the year change from 1999 to 2000.

   The process of remediating, the costs of remediating or failing to remediate Year 2000 issues may be more burdensome than we anticipate. In addition, it is possible that Year 2000 issues could have a material adverse affect on:

  . our service providers and their ability to provide us services, including
    Bankline MidAmerica, Inc. which provides a data processing system that most of our subsidiary banks have converted to or are scheduled to convert to before December 31, 1999, and

  . our customers, their businesses, and their ability to repay loans.

   The cumulative effect of such problems, if they occur, could adversely effect our operations. For a more detailed discussion of our Year 2000 initiatives see the disclosure under "Year 2000 Initiatives" in our annual report on Form 10-K for the year ended December 31, 1998, which has been incorporated by reference into this prospectus.

We are subject to extensive regulation.

   The banking industry is heavily regulated under both federal and state law. These regulations are primarily intended to protect depositors and the FDIC, not our creditors or stockholders. Our nonbank subsidiaries are also subject to the supervision of the Federal Reserve Board, in addition to other regulatory and self-regulatory agencies including the Securities and Exchange Commission, the National Association of Securities Dealers, and state securities and insurance regulators. Regulations affecting banks and financial services businesses are undergoing continuous change, and the ultimate effect of such changes cannot be predicted. Regulations and laws may be modified at any time, and new legislation may be enacted that affects us, our subsidiary banks or our nonbank subsidiaries. We cannot assure you that such modifications or new laws will not adversely affect us.

Our subsidiary banks may be forced to pay for any losses the Federal Deposit Insurance Corporation incurs if it provides assistance to any of our other subsidiary banks.

   Federal law contains a "cross guarantee" provision that could require any of our insured subsidiary banks to pay for losses incurred by the Federal Deposit Insurance Corporation if it provides assistance to another of our insured subsidiary banks or in the event a subsidiary bank fails. If another of our subsidiary banks is assessed for any assistance the Federal Deposit Insurance Corporation may provide, such assessment could materially effect that subsidiary bank's financial condition as well as ours.

                                USE OF PROCEEDS

   All the proceeds to the Trust from the sale of the preferred securities will be invested by the Trust in the junior subordinated debentures. The net proceeds we receive from the sale of the junior subordinated debentures, which
we estimate to be approximately $             ($          if the over-allotment
option is exercised in full), will be used:

  . for financing growth, which may include one or more branch acquisitions, acquisitions of other financial institutions, or acquisitions of other financial services companies;

  . to repay approximately $11.0 million of corporate indebtedness under an outstanding line of credit subject to an interest rate equal to 1.75% plus LIBOR; and

  . for general corporate purposes.

In addition, we are likely to contribute a portion of the proceeds to one or more of the banks to support internal growth opportunities. Pending any such use, we will invest the net proceeds in short to medium-term investments. The precise amounts and timing of the application of proceeds will depend upon our and our subsidiaries' funding requirements and the availability of other funds.

   Under the risk-based capital adequacy guidelines established by the Federal Reserve, capital we receive from the proceeds of the sale of the Trust's preferred securities, plus the proceeds from the prior sale of preferred securities by GBCI Capital Trust, cannot constitute more than 25% of our total Tier 1 capital. Amounts in excess of this 25% capital limitation will constitute Tier 2, or supplemental capital and therefore will be included in total risk-based capital. None of the preferred securities of the Trust will initially be included in our Tier 1 capital due to this limitation. However, the full amount will be included in our total risk-based capital.

                                 CAPITALIZATION

   The following table sets forth (1) our consolidated capitalization at December 31, 1998, (2) our consolidated capitalization giving effect to the issuance of the preferred securities, and (3) actual and pro forma capital ratios. The table assumes application of the net proceeds from the corresponding sale of the junior subordinated debentures to the Trust as if the sale of the preferred securities had been consummated on December 31, 1998, and as if the underwriters' over-allotment was not exercised.

                                                      At December 31, 1998
                                                  ------------------------------
                                                            As Adjusted For the
                                                                  Sale of
                                                   Actual   preferred securities
                                                  --------  --------------------
                                                           (Unaudited)
                                                     (Dollars in thousands)
Guaranteed preferred beneficial interests in our
 subordinated debt(1)...........................  $ 28,750        $ 63,750
Stockholders' Equity
  Preferred stock no par value, 25,000,000
   shares authorized, none issued...............       --              --
  Common stock no par value, 25,000,000 shares
   authorized; 17,181,618 shares issued and
   outstanding..................................    17,182          17,182
  Retained earnings.............................    37,235          37,235
  Additional paid in capital....................    29,200          29,200
  Accumulated other comprehensive income........       391             391
  Unearned compensation.........................      (197)           (197)
                                                  --------        --------
    Total stockholders' equity..................    83,811          83,811
                                                  --------        --------
    Total capitalization........................  $112,561        $147,561
                                                  ========        ========
Company Capital Ratios(2):
  Equity to total assets........................      7.54%           7.31%
  Tier 1 risk-based capital ratio(3)(4).........     12.03%          11.90%
  Total risk-based capital ratio(3)(4)..........     13.42%          18.42%
  Leverage ratio................................      8.80%           8.80%

--------
(1) Includes: (a) the Trust's preferred securities representing beneficial
    interests in an aggregate principal amount of $35,000,000 of our    %
    junior subordinated debentures (not including the $5,250,000 aggregate principal amount of junior subordinated debentures to be purchased in the event the underwriters exercise their over-allotment option) that will
    mature on               , 2029; and (b) GBCI Capital Trust's preferred
    securities representing beneficial interests in an aggregated principal amount of $28,750,000 of our 8.75% junior subordinated debentures that will mature on December 31, 2027.
(2) The capital ratios, as adjusted, are computed including the total estimated proceeds from the sale of the preferred securities in a manner consistent with Federal Reserve guidelines.
(3) Federal Reserve guidelines for calculation of Tier 1 capital limit the amount of cumulative preferred stock which can be included in Tier 1 capital to 25% of total Tier 1 capital. None of the preferred securities will initially be included in Tier I capital due to this limitation. However, the full amount will be included in total risk based capital.
(4) Assumes net proceeds of the offering of the preferred securities are invested in assets with a 20% risk weighting under the risk-based capital rules of the Federal Reserve.

                             GBCI CAPITAL TRUST II

   The Trust is a statutory business trust created under Delaware law pursuant to the filing of a Certificate of Trust with the Delaware Secretary of State on
    , 1999. The Trust will be governed by the trust agreement among us, as depositor, Bankers Trust (Delaware), as Delaware trustee, and Bankers Trust Company, as property trustee. We will select two individuals to act as administrators with respect to the Trust. While we hold the common securities, we intend to select two individuals who are our employees or officers or affiliated with us to serve as the administrators. See "Description of Preferred Securities--Miscellaneous." The Trust exists for the exclusive purposes of:

  . issuing and selling the preferred and the common securities;

  . using the proceeds from the sale of the preferred securities and the common securities to acquire the junior subordinated debentures; and

  . engaging in only those other activities necessary, convenient or incidental thereto (such as registering the transfer of the preferred securities and the common securities).

Accordingly, the junior subordinated debentures will be the sole assets of the Trust, and payments under the junior subordinated debentures will be the sole source of revenue of the Trust.

   We will own all of the common securities. The common securities will rank equally, and payments on them will be made pro rata, with the preferred securities, except that upon the occurrence and during the continuation of an event of default under the junior subordinated debentures arising as a result of our failure to pay any amounts in respect of the junior subordinated debentures when due, our rights as the holder of the common securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the preferred securities. See "Description of Preferred Securities--Subordination of Common Securities." We will acquire common securities in an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Trust has a term of 30 years, but may terminate earlier as provided in the trust agreement.

   The address of the Delaware trustee is Bankers Trust (Delaware), 1101 Centre Road, Suite 200, Trust Department, Wilmington, Delaware 19805, and the telephone number is (302) 636-3301.

   The address of the property trustee, the guarantee trustee and the debenture trustee is Bankers Trust Company, Four Albany Street, 4th Floor, New York, New York 10006, and the telephone number is (212) 250-2500.

                              ACCOUNTING TREATMENT

   For financial reporting purposes, the Trust will be treated as our subsidiary and, accordingly, the accounts of the Trust will be included in our consolidated financial statements. The preferred securities will be included in the consolidated balance sheets and appropriate disclosures about the preferred securities, the guarantee and the junior subordinated debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions on the preferred securities in our consolidated statements of earnings.

                      DESCRIPTION OF PREFERRED SECURITIES

   The Trust will issue the preferred securities and the common securities under the Trust Agreement for the Trust. The preferred securities will represent preferred undivided beneficial interests in the assets of the Trust and you will be entitled a preference in certain circumstances with respect to distributions and amounts payable on redemption or liquidation over the common securities, as well as other benefits as described in the trust agreement.

   This summary of certain provisions of the preferred securities and the trust agreement is not complete. You should read the form of the trust agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part. Wherever particular defined terms of the trust agreement are referred to in this prospectus, such defined terms are incorporated herein by reference. A copy of the form of the trust agreement is also available upon request from the trustees.

General

   The preferred securities will be limited to $         aggregate liquidation
amount (as defined in the trust agreement) outstanding (which amount may be
increased by up to $         aggregate liquidation amount of preferred
securities for exercise of the underwriters' over-allotment option). See "Underwriting." The preferred securities will rank equally, and payments will be made pro rata, with the common securities except as described under "-- Subordination of Common Securities." The junior subordinated debentures will be registered in the name of the Trust and held by the property trustee in trust for your benefit and the benefit of the holders of the common securities. The guarantee we will execute for the benefit of the holders of the preferred securities will be a guarantee on a subordinated basis with respect to the preferred securities but will not guarantee payment of distributions or amounts payable on redemption or liquidation of the preferred securities when the Trust does not have funds on hand available to make such payments. See "Description of Guarantee."

Distributions

   You will receive distributions on each preferred security at the annual rate
of     % of the stated liquidation amount of $    , payable quarterly in
arrears on March 31, June 30, September 30 and December 31 of each year, to record holders at the close of business on the 15th day of March, June, September and December (whether or not a business day) next preceding the relevant distribution date. Each date on which distributions will be paid is referred to as a distribution date in this prospectus. Distributions on the preferred securities will be cumulative. Distributions will accumulate from
         , 1999. The first distribution date for the preferred securities will
be             , 1999. The amount of distributions payable for any period less than a full distribution period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Distributions payable for each full distribution period will be computed by dividing the annual rate by four. If any date on which distributions are payable is not a business day, then payment will be made on the next succeeding day that is a business day (without any additional distributions or other payment because of the delay), except that, if such business day falls in the next calendar year, the payment will be made on the immediately preceding business day.

   So long as no debenture event of default has occurred and is continuing, we have the right to defer the payment of interest on the junior subordinated debentures at any time or from time to time for an "extension period" not exceeding 20 consecutive quarterly periods with respect to each extension period, provided that no extension period may extend beyond the maturity date of the junior subordinated debentures. As a consequence of any such deferral, quarterly distributions on the preferred securities will be deferred during the extension period. Distributions to which you are entitled will accumulate
additional distributions thereon at the annual rate of      %, compounded
quarterly from the relevant payment date, computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Additional distributions payable for each full distribution period will be computed by dividing the annual rate by four.

   During any extension period, we may not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock or (2) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equally in all respects with or junior in interest to the junior subordinated debentures, including our obligations associated with the outstanding preferred securities of GBCI Capital Trust. These prohibitions, however, do not apply to:

  . repurchases, redemptions or other acquisitions of our capital stock, in connection with any employment contract, benefit plan or other similar arrangement, a dividend reinvestment or stockholder stock purchase plan or the issuance of our capital stock (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable extension period;

  . a reclassification exchange or conversion of any class or series of our capital stock (or any capital stock of our subsidiaries) for any class or series of our capital stock or of any class or series of our indebtedness for any class or series of our capital stock;

  . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

  . any declaration of a dividend in connection with any stockholders' rights plan, or the issuance of rights, stock or other property under any stockholders' rights plan, or the redemption or repurchase of rights pursuant thereto; or

  . any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.

   Before the end of an extension period, we may further defer the payment of interest. No extension period may exceed 20 consecutive quarterly periods or extend beyond the maturity date of the junior subordinated debentures. Upon the termination of an extension period and the payment of all amounts then due, we may elect to begin a new extension period. No interest shall be due during an extension period, except at the end of the extension period. We must give the trustees notice of our election of an extension period at least one business day prior to the earlier of (1) the date the distributions on the preferred securities would have been payable but for the election to begin the extension period and (2) the date the property trustee is required to give you notice of the record date or the date the distributions are payable, but in any event not less than one business day prior to the record date. The property trustee will give you notice of our election to begin a new extension period. Subject to the foregoing, there is no limitation on the number of times that we may elect to begin an extension period. See "Description of Junior Subordinated Debentures-- Option To Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

   We currently do not intend to exercise our right to defer payments of interest by extending the interest payment period on the junior subordinated debentures.

   The revenue of the Trust available for distribution to you will be limited to payments under the junior subordinated debentures in which the Trust will invest the proceeds from the issuance and sale of the preferred securities. See "Description of Junior Subordinated Debentures." If we do not make payments on the junior subordinated debentures, the Trust may not have funds available to pay distributions or other amounts payable on the preferred securities. The payment of distributions and other amounts payable on the preferred securities (if and to the extent the Trust has funds legally available for and cash sufficient to make such payments) is guaranteed by us on a limited basis as set forth herein under "Description of Guarantee."

Redemption

   If we repay or redeem the junior subordinated debentures, we must give the property trustee not less than 30 nor more than 60 days' notice in order that it can redeem a proportionate amount of the preferred and common securities. The redemption price for each preferred security shall equal $25 plus accumulated but unpaid distributions on the redemption date and the related amount of the premium, if any, paid by us upon the concurrent redemption of such junior subordinated debentures. See "Description of Junior Subordinated Debentures--Redemption." If less than all the junior subordinated debentures are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption shall be allocated to the redemption pro rata of the preferred securities and the common securities.

   We may redeem the junior subordinated debentures (1) on or after          ,
2004 in whole at any time or in part from time to time, or (2) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event (each as defined below), in each case subject to possible regulatory approval. See "--Liquidation Distribution Upon Dissolution." A redemption of the junior subordinated debentures would cause a mandatory redemption of a proportionate amount of the preferred securities and common securities at the redemption price.

   "Tax Event" means the receipt by the Trust of an opinion of our counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including an announced prospective change) in, the laws (or any regulations thereunder) of the United States or an political subdivision or taxing authority thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the preferred securities, there is more than an insubstantial risk that:

  . the Trust is, or will be within 90 days of the delivery of such opinion, subject to United States federal income tax with respect to income received or accrued on the junior subordinated debentures;

  . interest payable by us on the junior subordinated debentures is not, or within 90 days of the delivery of such opinion will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

  . the Trust is, or will be within 90 days of the delivery of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

See "Certain Federal Income Tax Consequences--Pending Tax Litigation Affecting the Preferred Securities" for discussion of pending United States Tax Court litigation that, if decided adversely to the taxpayer, could give rise to a Tax Event, that may permit us to redeem the junior subordinated debentures prior to
                , 2004.

   If a Tax Event described in the first or third circumstances above has occurred and is continuing and the Trust holds of all the junior subordinated debentures, we will pay on the junior subordinated debentures any additional amounts as may be necessary in order that the amount of distributions then due and payable by the Trust on the outstanding preferred securities and common securities of the Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject as a result of a Tax Event.

   "Investment Company Event" means the receipt by the Trust of an opinion of our counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the preferred securities.

   "Capital Treatment Event" means the reasonable determination by us that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any rules or regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement, action or decision, is announced on or after the date of issuance of the preferred securities, there is more than an insubstantial risk that we will not be
entitled to treat an amount equal to $        , the liquidation amount of the
preferred securities, as Tier 1 Capital (or the then equivalent thereof), except as otherwise restricted by the Federal Reserve, for purposes of the risk-based capital adequacy guidelines of the Federal Reserve, as then in effect and applicable

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

to us. The Federal Reserve has determined that the proceeds of certain qualifying securities like the preferred securities will qualify as Tier I capital for us only up to an amount not to exceed, when taken together with all of our cumulative preferred stock, if any, 25% of our Tier 1 capital.

Redemption Procedures

   Preferred securities redeemed on each redemption date shall be redeemed at a
price equal to $         plus accumulated but unpaid distributions, with the
applicable proceeds from the contemporaneous redemption of the junior subordinated debentures. Redemptions of the preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that the Trust has funds on hand available for the payment of such redemption price. See also "--Subordination of Common Securities."

   If the Trust gives you notice of redemption of the preferred securities, then, by 12:00 noon, Eastern time, on the redemption date, to the extent funds are available, in the case of preferred securities held in book-entry form, the property trustee will deposit irrevocably with The Depository Trust Company funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to you. With respect to preferred securities not held in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the preferred securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to you once you surrender your certificates evidencing the preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any preferred securities called for redemption will be payable to you on the relevant record dates for the related distribution dates.

   If notice of redemption is given and funds are deposited as required, then upon the date of such deposit all of your rights with respect to your preferred securities so called for redemption will cease, except your right to receive the redemption price and any distributions payable in respect of the preferred securities on or prior to the redemption date, but without interest, and preferred securities that are redeemed will cease to be outstanding. If any date fixed for redemption of preferred securities is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a business day (without any interest or other payment in respect of any such delay), except that, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day. In the event that payment of the redemption price for the preferred securities called for redemption is improperly withheld or refused and not paid either by the Trust or by us pursuant to the guarantee as described under "Description of Guarantee," distributions on such preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the Trust for such preferred securities to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

   Subject to applicable law (including, without limitation, United States federal securities laws), we or our affiliates may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement, and may resell such securities.

   If less than all the preferred securities and common securities are to be redeemed on a redemption date, then the aggregate liquidation amount of such preferred securities and common securities to be redeemed shall be allocated pro rata to the preferred securities and the common securities based upon the relative liquidation amounts of such classes. The particular preferred securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the redemption date by the property trustee from the outstanding preferred securities not previously called for redemption, or in accordance with DTC's customary procedures if the preferred securities are then held in the form of a global preferred security in accordance with DTC's customary practices. The property trustee shall promptly notify the securities registrar for the preferred securities in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount of the preferred securities to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of preferred securities shall relate, in the case of any preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of preferred securities which has been or is to be redeemed.

   Notice of any redemption will be mailed to you at your address as it appears on the securities register for the Trust at least 30 days but not more than 60 days before the redemption date if your preferred securities will be redeemed. Unless we default in payment of the redemption price on the junior subordinated debentures, on and after the redemption date interest will cease to accrue on the junior subordinated debentures or portions thereof called for redemption. Unless payment of the redemption price in respect of the preferred securities is withheld or refused and not paid either by the Trust or us pursuant to the guarantee, distributions will cease to accumulate on the preferred securities or portions thereof called for redemption.

Subordination of Common Securities

   Payment of distributions on, and the redemption price of, and the liquidation distribution in respect of, the preferred securities and common securities, as applicable, shall be made pro rata based on the liquidation amount of such preferred securities and common securities. However, if on any distribution date or redemption date a debenture event of default has occurred and is continuing as a result of any failure by us to pay any amounts in respect of the junior subordinated debentures when due, no payment of any distribution on, or redemption price of, or liquidation distribution in respect of, any of the common securities, and no other payment on account of the redemption, liquidation or other acquisition of such common securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all the outstanding preferred securities for all distribution periods terminating on or prior thereto, or in the case of payment of the redemption price, the full amount of such redemption price on all the outstanding preferred securities then called for redemption, shall have been made or provided for, and all funds immediately available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the preferred securities then due and payable.

   In the case of any event of default with respect to the preferred securities (as described below under "--Events of Default; Notice") resulting from an event of default with respect to junior subordinated debentures (as described below under "Description of Junior Subordinated Debentures--Debenture Events of Default"), the holders of the common securities shall have no right to act with respect to any such event of default under the trust agreement until the effects of all such events of default with respect to such preferred securities have been cured, waived or otherwise eliminated. See "-- Events of Default; Notice" and "Description of Junior Subordinated Debentures--Debenture Events of Default." Until all such event of default under the trust agreement with respect to the preferred securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on your behalf and not on behalf of the holders of the common securities, and only you will have the right to direct the property trustee to act on your behalf.

Liquidation Distribution Upon Dissolution

   The amount payable on the preferred securities in the event of any liquidation of the Trust is $25 per preferred security plus accumulated and unpaid distributions, subject to certain exceptions which may be in the form of a distribution of such amount in junior subordinated debentures.

   The holders of all the outstanding common securities have the right at any time to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, cause the junior subordinated debentures to be distributed you and the holders of the common securities in liquidation of the Trust.

   The Federal Reserve's risk-based capital guidelines currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure and that any organization considering such a redemption should consult with the Federal Reserve before redeeming any equity or capital instrument prior to maturity if such redemption could have a material effect on the level or composition of the organization's capital base (this consultation may not be necessary if the equity or capital instrument is redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption).

   In the event we, while a holder of common securities, dissolve the Trust prior to the maturity date of the preferred securities and the dissolution of the Trust is deemed to constitute the redemption of capital instruments by the Federal Reserve under its risk-based capital guidelines or policies, our dissolution of the Trust may be subject to the prior approval of the Federal Reserve. Moreover, any changes in applicable law or changes in the Federal Reserve's risk-based capital guidelines or policies could impose a requirement on us to obtain the prior approval of the Federal Reserve to dissolve the Trust.

   Pursuant to the trust agreement, the Trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of:

  . certain events of bankruptcy, dissolution or liquidation of us or another holder of the common securities;

  . the distribution of a proportionate amount of the junior subordinated debentures to you and the holders of the common securities, if the holders of common securities have given written direction to the property trustee to dissolve the Trust (which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holders of common securities);

  . the redemption of all the preferred securities in connection with the redemption of all the preferred securities and common securities as described under "--Redemption;" and

  . the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

If dissolution of the Trust occurs as described in any of the first three circumstances described above, the Trust will be liquidated by the property trustee as expeditiously as the property trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to you and the holders of the common securities a proportionate amount of the junior subordinated debentures, unless such distribution is not practical.

   If distribution of the junior subordinated debentures is not practical, you and the holders of preferred securities and common securities will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of your distribution, the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment. If such liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Trust on its preferred securities shall be paid on a pro rata basis.

   The holders of the common securities will be entitled to receive distributions upon any such liquidation pro rata with you, except that if an event of default under the junior subordinated debentures has occurred and is continuing as a result of our failure to pay any amounts in respect of the junior subordinated debentures when due, the preferred securities shall have a priority over the common securities. See "--Subordination of Common Securities."

   After the liquidation date is fixed for any distribution of junior subordinated debentures:

  . the preferred securities will no longer be deemed to be outstanding;

  . DTC or its nominee, as the registered holder of preferred securities, will receive a registered global certificate or certificate representing the junior subordinated debentures to be delivered upon such distribution with respect to preferred securities held by DTC or its nominee; and

  . any certificates representing the preferred securities not held by DTC or its nominee will be deemed to represent the junior subordinated debentures having a principal amount equal to the stated liquidation amount of the preferred securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the preferred securities until such certificates are presented to the security registrar for the preferred securities and common securities for transfer or reissuance.

   If we do not redeem the junior subordinated debentures prior to maturity, the Trust is not liquidated, and the junior subordinated debentures are not distributed to you, then the preferred securities will remain outstanding until the repayment of the junior subordinated debentures and the distribution of the liquidation distribution to you.

   There can be no assurance as to the market prices for the preferred securities or the junior subordinated debentures that may be distributed in exchange for preferred securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the preferred securities that you may purchase, or the junior subordinated debentures that you may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that you paid to purchase the preferred securities offered hereby.

Events of Default; Notice

   Any one of the following events constitutes an event of default under the trust agreement with respect to the preferred securities (whatever the reason for such event of default and whether it is voluntary or involuntary or effected by operation of law or pursuant to a judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

  . the occurrence of a event of default with respect to the junior subordinated debentures (see "Description of Junior Subordinated Debentures--Debenture Events of Default");

  . default by the Trust in the payment of any distribution when it becomes due and payable, and continuation of such default for a period of 30 days;

  . default by the Trust in the payment of any redemption price of any preferred security and common security when it becomes due and payable;

  . default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause either of the second or third circumstances above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustees and us by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the trust agreement; or

  . the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee if a successor property trustee has not been appointed within 90 days thereof.

   Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to you and the holders of the common securities and the preferred securities and the administrators, unless the event of default has been cured or waived. We, as depositor, and the administrators are required to file annually with the property trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the trust agreement.

   If an event of default with respect to the junior subordinated debentures has occurred and is continuing as a result of any failure by us to pay any amounts in respect of the junior subordinated debentures when due, the preferred securities will have a preference over the common securities with respect to payments of any amounts in respect of the preferred securities as described above. See "--Subordination of Common Securities," "--Liquidation Distribution Upon Dissolution" and "Description of Junior Subordinated Debentures--Debenture Events of Default."

Removal of Trustees; Appointment of Successors

   The holders of at least a majority in aggregate liquidation amount of the outstanding preferred securities may remove any trustee for cause or, if an event of default with respect to the junior subordinated debentures has occurred and is continuing, with or without cause. If a trustee is removed by the holders of the outstanding preferred securities, the successor may be appointed by the holders of at least 25% in aggregate liquidation amount of preferred securities. If a trustee resigns, such trustee will appoint its successor. If a trustee fails to appoint a successor, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities may appoint a successor. If a successor has not been appointed by you or the holders, any holder of preferred securities or common securities or the other trustee may petition a court in the State of Delaware to appoint a successor. Any Delaware trustee must meet the applicable requirements of Delaware law. Any property trustee must be a national or state-chartered bank, and at the time of appointment have securities rated in one of the three highest rating categories by a nationally recognized statistical rating organization and have capital and surplus of at least $50,000,000. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

Merger or Consolidation of Trustees

   Any entity into which the property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such trustee is a party, or any entity succeeding to all or substantially all the corporate trust business of such trustee, will be the successor of such trustee under the trust agreement, provided such entity is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

   The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except described below or as otherwise set forth in the trust agreement. The Trust may, at the request of the holders of the common securities and with the consent of the holders of at least a majority aggregate liquidation amount of the outstanding preferred securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state, so long as:

  . such successor entity (1) expressly assumes all the obligations of the Trust with respect to the preferred securities or (2) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities so long as the substitute preferred securities have the same priority as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

  . a trustee of such successor entity, possessing the same powers and duties as the property trustee, is appointed to hold the junior subordinated debentures,

  . such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities (including any substitute preferred securities) to be downgraded by any nationally recognized statistical rating organization, if then rated;

  . such merger, consolidation, amalgamation, replacement, conveyance transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any substitute preferred securities) in any material respect;

  . such successor entity has a purpose substantially identical to that of the Trust;

  . prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Trust has received an opinion from independent counsel experienced in such matters to the effect that (1) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect your rights, preference and privileges as a holder of preferred securities (including any substitute preferred securities) in any material respect, and (2) following such merger, consolidation, amalgamation, replacement, conveyance transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act; and

  . we or any permitted successor or assignee own all the common securities of such successor entity and guarantee the obligations of such successor entity under the successor securities at least to the extent provided by the guarantee.

Notwithstanding the foregoing, the Trust may not, except with the consent of holders of 100% in aggregate liquidation amount of the preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be taxable as a corporation for United States federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

   Except as provided above and under "--Removal of Trustees; Appointment of Successors" and "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the trust agreement, you will have no voting rights.

   The trust agreement may be amended from time to time by the holders of a majority of the common securities and the property trustee, without your consent to:

  . cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, provided that any such amendment does not adversely affect in any material respect your interests; or

  . modify, eliminate or add to any provisions of the trust agreement to such extent as may be necessary to ensure that the Trust will not be taxable as a corporation for United States federal income tax purposes at any time that any preferred or common securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act.

Any such amendments of the trust agreement will become effective when notice of such amendment is given to the holders of preferred securities and common securities.

   The trust agreement may be amended by the holders of a majority of the common securities and the property trustee with:

  . the consent of holders representing not less than a majority in aggregate liquidation amount of the outstanding preferred securities; and

  . receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with such amendment will not affect the Trust's not being taxable as a corporation for United States federal income tax purposes or the Trust's exemption from status as an "investment company" under the Investment Company Act.

However, without the consent of each holder of preferred securities or common securities affected thereby, the trust agreement may not be amended to:

  . change the amount or timing of any distribution on the preferred securities and common securities or otherwise adversely affect the amount of any distribution required to be made in respect of the preferred securities and common securities as of a specified date; or

  . restrict your right and the right of a holder of common securities to institute suit for the enforcement of any such payment on or after such date.

   So long as any junior subordinated debentures are held by the Trust, the property trustee will not:

  . direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or execute any trust or power conferred on the property trustee with respect to the junior subordinated debentures;

  . waive any past default that is waivable under Section 5.13 of the indenture;

  . exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures shall be due and payable; or

  . consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the outstanding preferred securities, or, if a consent under the indenture would require the consent of each holder of junior subordinated debentures affected thereby, no such consent will be given by the property trustee without the prior consent of each holder of the preferred securities.

   The property trustee may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify you of any notice of default with respect to the junior subordinated debentures. In addition to obtaining your approval as described above, before taking any of the actions listed above, the property trustee will obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be taxable as a corporation for United States federal income tax purposes on account of such action.

   Any required approval of holders of preferred securities may be given at a meeting of holders of preferred securities convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which you are entitled to vote, or of any matter upon which action by your written consent is to be taken, to be given to you in the manner set forth in the trust agreement.

   Your vote or consent will not be required to redeem and cancel preferred securities in accordance with the trust agreement.

   Notwithstanding that you are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, the trustees or any of our affiliates or any trustees, will, for purposes of such vote or consent, be treated as if they were not outstanding.

Expenses and Taxes

   In the indenture, we have agreed to pay all debts and other obligations (other than distributions on the preferred securities) and all costs and expenses of the Trust (including costs and expenses relating to the organization of the Trust, the fees and expenses of the trustees and the costs and expenses relating to the operation of the Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Trust might become subject. These obligations of ours under the indenture are for the benefit of, and shall be enforceable by, any creditor of the Trust to whom any of these debts, obligations, costs, expenses and taxes are owed whether or not such creditor has received notice thereof. Any such creditor may enforce these obligations directly against us, and we have irrevocably waived any right or remedy to require that any creditor take any action against the Trust or any other person before proceeding against us. We have also agreed in the indenture to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing.

Book Entry, Delivery and Form

   The preferred securities will be issued in the form of one or more fully registered global securities, which will be deposited with, or on behalf of, DTC and registered in the name of a DTC nominee. Unless and until it is exchangeable in whole or in part for the preferred securities in definitive form, a global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or to another nominee of DTC or by DTC or any such nominee to a successor of DTC or to a nominee of such successor.

   Ownership of beneficial interests in a global security will be limited to participants that have accounts with DTC or its nominee or persons that may hold interests through such participants. We expect that, upon the issuance of a global security, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with their respective principal amounts of preferred securities represented by such global security. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to your interests of participants) and on the records of participants (with respect to your interests). You will not receive written confirmation from DTC of your purchase, but are expected to receive written confirmations from participants through which you entered into the transaction. Transfers of ownership interests will be accomplished by entries on the books of participants acting on your behalf.

   So long as DTC, or its nominee, is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by such global security for all purposes under the trust agreement. Except as provided below, you are the owner of beneficial interests in a global security and will not be entitled to receive physical delivery of the preferred securities in definitive form. You will not be considered an owner or holder under the trust agreement. Accordingly, you must rely on the procedures of DTC and, if you are not a participant, on the procedures of the participant through which you own your interest, to exercise any rights as a holder of preferred securities under the trust agreement. We understand that, under DTC's existing practices, in the event that we request any action you, or if you desire to take any action which a holder is entitled to take under the trust agreement, DTC would authorize the participants holding your interests to take such action, and such participants would authorize you to take such action or would otherwise act upon your instructions. Redemption notices will also be sent to DTC. If less than all of the preferred securities are being redeemed, we understand that it is DTC's existing practice to determine by lot the amount of the interest of each participant to be redeemed.

   Distributions on the preferred securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the global security representing such preferred securities. Neither the trustees, nor the administrators, any paying agent or any other agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such preferred securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Disbursements of distributions to participants shall be the responsibility of DTC. DTC's practice is to credit participants' accounts on a payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us, the trustees, the paying agent or any other agent of ours, subject to any statutory or regulatory requirements as may be in effect from time to time.

   DTC may discontinue providing its services as securities depository with respect to the preferred securities at any time by giving reasonable notice to us or the trustees. If DTC notifies us that it is unwilling to continue as such, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by us within ninety days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the preferred securities in definitive form upon registration of transfer of, or in exchange for, such global security. In addition, we may at any time and in our sole discretion determine not to have the preferred securities represented by one or more global securities and, in such event, will issue preferred securities in definitive form in exchange for all of the global securities representing such preferred securities.

   DTC has advised the Trust and us as follows:

  . DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act;

  . DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book entry changes to accounts of its participants, thereby eliminating the need for physical movement of certificates;

  . participants include securities brokers and dealers (such as the underwriters), banks, trust companies and clearing corporations and may include certain other organizations;

  . certain of such participants (or their representatives), together with other entities, own DTC; and

  . indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Same-Day Settlement and Payment

   Settlement for the preferred securities will be made by the underwriters in immediately available funds.

   Secondary trading in preferred securities of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the preferred securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the preferred securities will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the preferred securities.

Payment and Paying Agency

   Payments in respect of the preferred securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable distribution dates or, if the preferred securities are not held by DTC, such payments will be made by check mailed to the address of the holder entitled thereto such address appears on the securities register for the preferred securities and common securities. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrators. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the property trustee and the administrators. If the property trustee is no longer the paying agent, the property trustee appoint a successor (which must be a bank or trust company reasonably acceptable to the administrators) to act as paying agent.

Registrar and Transfer Agent

   The property trustee will act as registrar and transfer agent for the preferred securities.

   Registration of transfers of preferred securities will be effected without charge by or on behalf of the Trust, but only upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of the preferred securities after the preferred securities have been called for redemption.

Obligations and Duties of the Property Trustee

   The property trustee, other than during the occurrence and continuance of an event of default undertakes to perform only such duties as are specifically set forth in the trust agreement and, after such event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at your request unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

   For information concerning the relationships between Bankers Trust Company, the property trustee, and us, see "Description of Junior Subordinated Debentures--Information Concerning the Debenture Trustee."

Miscellaneous

   The administrators and the property trustee are authorized and directed to conduct the affairs of and to operate the Trust in such a way that (1) the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or taxable as a corporation for United States federal income tax purposes and (2) the junior subordinated debentures will be treated as our indebtedness for United States federal income tax purposes. In this connection, the property trustee and the holders of common securities are authorized to take any action not inconsistent with applicable law, the certificate of trust of the Trust or the trust agreement that the property trustee and the holders of common securities determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect your interests.

   You will not have preemptive or similar rights.

   The Trust may not borrow money, issue debt or mortgage or pledge any of its assets.

Governing Law

   The trust agreement will be governed by and construed in accordance with the laws of the State of Delaware.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

   The junior subordinated debentures are to be issued under the indenture between Bankers Trust Company, the debenture trustee, and us. This summary of certain terms and provisions of the junior subordinated debentures and the indenture is not complete. You should read the form of the indenture that is filed as an exhibit to the registration statement of which this prospectus is a part. Whenever particular defined terms of the indenture (as amended or supplemented from time to time) are referred to in this prospectus, such defined terms are incorporated herein by reference. A copy of the form of indenture is available from the debenture trustee upon request.

General

   Concurrently with the issuance of the preferred securities, the Trust will invest the proceeds, together with the consideration paid by us for the common securities, in the junior subordinated debentures issued by us. The junior
subordinated debentures will bear interest, accruing from                 , at
the annual rate of       % of the principal amount thereof, payable quarterly
in arrears on March 31, June 30, September 30 and December 31 of each year,
commencing                  , to the person in whose name each junior
subordinated debenture is registered at the close of business on the 15th day of March, June, September or December (whether or not a business day) next preceding such interest payment date. It is anticipated that, until the liquidation, (if any), of the Trust, each junior subordinated debentures will be registered in the name of the Trust and held by the property trustee in trust for you and the holders of the common securities.

   The amount of interest payable for any period less than a full interest period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of interest payable for any full interest period will be computed by dividing the annual rate by four. If any date on which interest is payable to the junior subordinated debentures is not a business day, then payment of the interest payable on such date will be made on the next business day (without any interest or other payment in respect of any such delay), or, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day in each case with the same force and effect as if made on the date such payment was originally payable.

   Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount thereof (to the extent permitted by
law) at the annual rate of        %, compounded quarterly and computed on the
basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of additional interest payable for any full interest period will be computed by dividing the annual rate by four.

   The term "interest" as used herein includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date and, if applicable, any additional sums we pay on the junior subordinated debentures following a Tax Event (as defined under "Description of Preferred Securities--Redemption") that may be required so that distributions payable by the Trust will not be reduced by any additional taxes, duties or other governmental changes resulting from such Tax Event.

   The junior subordinated debentures will mature on              , 2029,
subject to our right to shorten the maturity date once at any time to any date
not earlier than            , 2004, if we have received prior approval of the
Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. In the event we elect to shorten the maturity of the junior subordinated debentures, we will give notice to the registered holders of the junior subordinated debentures, the debenture trustee and the Trust of such shortening no less than 90 days prior to the effectiveness thereof. The property trustee must give you and the holders of the common securities notice of the shortening of the stated maturity at least 30 but not more than 60 days before such date.

   The junior subordinated debentures will be unsecured and will rank junior and be subordinate in right of payment to all of our senior indebtedness and equally with our obligations associated with the outstanding preferred securities of GBCI Capital Trust. The junior subordinated debentures will not be subject to a sinking fund. The indenture does not limit our ability to incur or issue other secured or unsecured debt, including senior indebtedness, whether under the junior subordinated debentures or any existing or other indenture that we may enter into in the future or otherwise. See "-- Subordination."

Option to Extend Interest Payment Period

   So long as no event of default under the junior subordinated debentures has occurred and is continuing, we have the right at any time during the term of the junior subordinated debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each extension period, provided that no extension period may extend beyond the stated maturity of the junior subordinated debentures. During any extension period we have the right to make partial payments of interest on any interest payment date. At the end of an extension period, we must pay all interest then accrued and unpaid (together with
interest thereon at the annual rate of       %, compounded quarterly and
computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period, to the extent permitted by applicable law). The amount of additional interest payable for any full interest period will be computed by dividing the annual rate by four. During an extension period, interest will continue to accrue and holders of junior subordinated debentures (or holders of preferred securities while outstanding) will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

   During any extension period, we may not:

  . make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equally in all respects with or junior in interest to the junior subordinated debentures, including our obligations associated with the outstanding preferred securities of GBCI Capital Trust, or

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, except that we may:

    (a) repurchase, redeem or make other acquisitions of shares of our capital stock in connection with any employment contract benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of our capital stock (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable extension period;

    (b) take any necessary action in connection with any reclassification, exchange or conversion of any class or series of our capital stock (or any capital stock of a subsidiary of ours) for any class or series of our capital stock or of any class or series of our indebtedness for any class or series of our capital stock;

    (c) purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

    (d) declare a dividend in connection with any stockholders' rights plan, or issue rights, stock or other property under any stockholders' rights plan, or redeem or repurchase rights pursuant thereto; or

    (e) declare a dividend in the form of stock warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.

   Prior to the termination of any extension period, we may further defer the payment of interest, provided that no extension period may exceed 20 consecutive quarterly periods or extend beyond the stated maturity of the junior subordinated debentures. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period subject to the above conditions. No interest shall be due and payable during an extension period, except at its end. We must give the trustees notice of our election of such extension period at least one business day prior to the earlier of (1) the date the distribution on the preferred securities would have been payable but for the election to begin an extension period and (2) the date the property trustee is required to give you notice of the record date or the date such distribution is payable, but in any event not less than one business day prior to such record date. The property trustee will give you notice of our election to begin a new extension period. There is no limitation on the number of times that we may elect to begin an extension period.

Redemption

   We may redeem the junior subordinated debentures prior to maturity at our
option (1) on or after                  , 2004, in whole at any time or in part
from time to time, or (2) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event (each as defined under "Description of Preferred Securities--Redemption"), in each case at a redemption price equal to the outstanding principal amount of the junior subordinated debentures plus accrued interest (including any additional interest on any additional sums we pay following a Tax Event as described below under "--Additional Sums"). The proceeds of any such redemption will be used by the Trust to redeem the preferred securities.

   The Federal Reserve's risk-based capital guidelines, which are subject to change, currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure and that any organization considering such a redemption should consult with the Federal Reserve before redeeming any equity or capital instrument prior to maturity if such redemption could have a material effect on the level or composition of the organization's capital base. Consultation may not be necessary if the equity or capital instrument was redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption.

   If we redeem the junior subordinated debentures prior to their stated maturity that would constitute the redemption of capital instruments under the Federal Reserve's current risk-based capital guidelines and may be subject to the prior approval of the Federal Reserve. The redemption of the junior subordinated debentures also could be subject to the additional prior approval of the Federal Reserve under its current risk-based capital guidelines.

Additional Sums

   We have covenanted in the indenture that, if and for so long as the Trust is the holder of all junior subordinated debentures and the Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, we will pay as additional sums on the junior subordinated debentures such amounts as may be required so that the distributions payable by the Trust will not be reduced as a result of any such additional taxes, duties or other governmental charges. See "Description of Preferred Securities--Redemption."

Registration, Denomination and Transfer

   The junior subordinated debentures will initially be registered in the name of the Trust. If the junior subordinated debentures are distributed to you, it is anticipated that the depositary arrangements for the junior subordinated debentures will be substantially identical to those in effect for the preferred securities. See "Description of Preferred Securities--Book Entry, Delivery and Form."

   Although DTC has agreed to the procedures described above, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days of receipt of notice from DTC to such effect, we will cause the junior subordinated debentures to be issued in definitive form.

   Payments on junior subordinated debentures represented by a global security will be made to Cede & Co., the nominee for DTC, as the registered holder of the junior subordinated debentures, described under "Description of Preferred Securities--Book Entry, Delivery and Form." If junior subordinated debentures are issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debentures will be registerable, and junior subordinated debentures will be exchangeable for junior subordinated debentures of other authorized denominations of a like aggregate principal amount, at the corporate trust office of the debenture trustee in New York, New York, or at the offices of any paying agent or transfer agent we appoint, provided that payment of interest may be made at our option by check mailed to the address of the persons entitled thereto. However, a holder of $1 million or more in aggregate principal amount of junior subordinated debentures may receive payments of interest (other than interest payable at the stated maturity) by wire transfer of immediately available funds upon written request to the debenture trustee not later than 15 calendar days prior to the date on which the interest is payable.

   Junior subordinated debentures are issuable only in registered form without
coupons in integral multiples of $           . Junior subordinated debentures
will be exchangeable for other junior subordinated debentures of like tenor, of any authorized denominations, and of a like aggregate principal amount.

   Junior subordinated debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the securities registrar appointed under the indenture or at the office of any transfer agent we designate for such purpose without service charge and upon payment of any taxes and other governmental charges as described in the indenture. We will appoint the debenture trustee as securities registrar under the indenture. We may at any time designate additional transfer agents with respect to the junior subordinated debentures.

   In the event of any redemption, we will not, nor will the debenture trustee be required to:

  . issue, register the transfer of or exchange junior subordinated debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of the junior subordinated debentures to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

  . transfer or exchange any junior subordinated debentures so selected for redemption, except, in the case of any junior subordinated debentures being redeemed in part, any portion of the debenture not to be redeemed.

   Any monies deposited with the debenture trustee or any paying agent, or then held by us in trust, for the payment of the principal of (and premium, if any) or interest on any junior subordinated debenture and remaining unclaimed for two years after this principal (and premium, if any) or interest has become due and payable shall, at our request, be repaid to us and the holder of such junior subordinated debenture shall thereafter look, as a general unsecured creditor, only to us for payment thereof.

Restrictions on Certain Payments; Certain Covenants of the Company

   We have covenanted that at any time (1) there has occurred any event (a) of which we have actual knowledge that with the giving of notice or the lapse of time, or both, would constitute an event of default under the junior subordinated debentures and (b) that we have not taken reasonable steps to cure, (2) if the junior subordinated debentures are held by the Trust, we are in default with respect to our payment of any obligations under the guarantee, or (3) we have given notice of our election of an extension period as provided in the indenture and have not rescinded such notice, or such extension period, or any extension thereof, is continuing, then we will not:

  . make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equally in all respects with, or junior in interest to, the junior subordinated debentures, including our obligations associated with the outstanding preferred securities of GBCI Capital Trust; or

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, except that we may:

    (a) repurchase, redeem or make other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of our capital stock (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable extension period or other event referred to below;

    (b) take any necessary action in connection with any reclassification, exchange or conversion of any class or series of our capital stock (or any capital stock of any subsidiary of ours) for any class or series of our capital stock or of any class or series of our indebtedness for any class or series of our capital stock;

    (c) purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

    (d) declare a dividend in connection with any stockholders' rights plan, or issue rights, stock or other property under any stockholders' rights plan, or redeem or repurchase rights pursuant thereto; or

    (e) declare a dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.

   We have covenanted in the indenture:

  . to continue to hold, directly or indirectly, 100% of the common securities, provided that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

  . as holder of the common securities, not to voluntarily terminate, windup or liquidate the Trust, other than:

    (a) in connection with a distribution of junior subordinated debentures to the holders of the preferred securities in liquidation of the Trust; or

    (b) in connection with certain mergers, consolidations or amalgamations permitted by the trust agreement; and

  . to use reasonable efforts, consistent with the terms and provisions of the trust agreement, to cause the Trust to continue not to be taxable as a corporation for United States federal income tax purposes.

Modification of Indenture

   From time to time, we as well as the debenture trustee may, without the consent of any of the holders of the outstanding junior subordinated debentures, amend, waive or supplement the provisions of the indenture to:

  . evidence our succession to another corporation or association and the assumption by such person of our obligations under the junior subordinated debentures;

  . add further covenants, restrictions or conditions for the protection of holders of the junior subordinated debentures;

  . cure ambiguities or correct the junior subordinated debentures in the case of defects or inconsistencies in the provisions thereof, so long as any such cure or correction does not adversely affect the interest of the holders of the junior subordinated debentures in any material respect;

  . change the terms of the junior subordinated debentures to facilitate the issuance of the junior subordinated debentures in certificated or other definitive form;

  . evidence or provide for the appointment of a successor debenture trustee;
    or

  . qualify, or maintain the qualification of, the indenture under the Trust
    Indenture Act.

   The indenture contains provisions permitting the debenture trustee and us, with the consent of the holders of not less than a majority in principal amount of the junior subordinated debentures, to modify the indenture in a manner affecting the rights of the holders of the junior subordinated debentures. However, none of these modifications may be made, without the consent of the holder of each outstanding junior subordinated debenture so affected that would:

  . change the stated maturity of, or any installment of interest on, the junior subordinated debentures, or reduce the principal amount thereof, the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the currency in which, any such amount is payable, or impair the right to institute suit for the enforcement of any payment on junior subordinated debentures; or

  . reduce the percentage of principal amount of junior subordinated debentures, the holders of which are required to consent to any modification of, or waiver of rights under, the indenture.

   Furthermore, so long as any of the preferred securities remain outstanding, no modification may be made that adversely affects you in any material respect, and no termination of the indenture may occur, and no waiver of any event of default or compliance with any covenant under the indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the outstanding preferred securities unless and until the principal of (and premium, if any, on) the junior subordinated debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

Debenture Events of Default

   The indenture provides that any one or more of the following described events with respect to the junior subordinated debentures that has occurred and is continuing constitute an "event of default" with respect to the junior subordinated debentures:

  . failure to pay any interest on the junior subordinated debentures when due and continuance of this default for a period of 30 days (subject to the deferral of any due date in the case of an extension period); or

  . failure to pay any principal of or premium, if any, on the junior subordinated debentures when due whether at the stated maturity; or

  . failure to observe or perform certain other covenants contained in the indenture for 90 days after written notice of such failure to us from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the outstanding junior subordinated debentures; or

  . the occurrence of the appointment of a receiver or other similar official in any liquidation, insolvency or similar proceeding with respect to us or all or substantially all of our property; or a court or other governmental agency shall enter a decree or order appointing a receiver or similar official and such decree or order shall remain unstayed and undischarged for a period of 60 days.

   As described in "Description of Preferred Securities--Events of Default; Notice," the occurrence of an event of default in respect of the junior subordinated debentures will also constitute an event of default in respect of the preferred securities and common securities.

   The holders of at least a majority in aggregate principal amount of outstanding junior subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee. The debenture trustee or the holders of not less than 25% in aggregate principal amount of outstanding junior subordinated debentures may declare the principal due and payable immediately upon an event of default, and, should the debenture trustee or such holders of junior subordinated debentures fail to make such declaration, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities shall have such right. The holders of a majority in aggregate principal amount of outstanding junior subordinated debentures may annul such declaration and waive the default if all defaults (other than the non-payment of the principal of junior subordinated debentures which has become due solely by such acceleration) have been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee. Should the holders of junior subordinated debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the outstanding preferred securities shall have such right.

   The holders of at least a majority in aggregate principal amount of the outstanding junior subordinated debentures affected thereby may, on behalf of the holders of all the junior subordinated debentures, waive any past default, except a default in the payment of principal (or premium, if any) or interest (unless this default has been cured and a sum sufficient to pay all matured installments of interest and principal (and premium on, if any) due otherwise than by acceleration has been deposited with the debenture trustee) or a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture affected by the default. See "--Modification of

Junior Subordinated Indenture." We are required to certify annually to the debenture trustee as to whether or not we are in compliance with all the conditions and covenants applicable to us under the indenture.

   If an event of default occurs and is continuing, the property trustee will have the right to declare the principal of and the interest on the junior subordinated debentures, and any other amounts payable under the indenture, to be due and payable and to enforce its other rights as a creditor with respect to the junior subordinated debentures.

Enforcement of Certain Rights by Holders of Preferred Securities

   If an event of default has occurred and is continuing and such event is attributable to our failure to pay any amounts payable in respect of the junior subordinated debentures on the date such amounts are otherwise payable, you may institute a legal action against us for enforcement of payment to you of an amount equal to the amount payable in respect of junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities you hold. We may not amend the indenture to remove the foregoing right to bring such legal action without your prior written consent. We will have the right under the indenture to set-off any payment we make to you in connection with such a legal action.

   You are not able to exercise directly any remedies available to the holders of the junior subordinated debentures except under the circumstances described in the preceding paragraph. See "Description of Preferred Securities--Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions

   The indenture provides that we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any entity, and no entity may consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

  . in the event we consolidate with or merge into another entity or convey or transfer our properties and assets substantially as an entirety to any entity, the successor entity is organized under the laws of the United States or any state or the District of Columbia, and such successor entity expressly assumes our obligations in respect of the junior subordinated debentures; provided, however, that nothing in the Junior Subordinated Indenture shall be deemed to restrict or prohibit, and no supplemental indenture shall be required in the case of the merger of a bank (as defined below) with and into a bank or us, the consolidation of banks into a bank or us, or the sale or other disposition of all or substantially all of the assets of any bank to another bank or us, if, in any such case in which we are not the surviving, resulting or acquiring entity, we would own, directly or indirectly, at least 80% of the voting securities of the bank (and of any other bank any voting securities of which are owned, directly or indirectly, by such bank) surviving such merger, resulting from such consolidation or acquiring such assets;

  . immediately after giving effect thereto, no event of default with respect to the junior subordinated debentures, and no event which, after notice or lapse of time or both, would constitute an event of default with respect to the junior subordinated debentures, has occurred and is continuing; and

  . certain other conditions as prescribed in the indenture are satisfied.

   For purposes of the first bullet point above, the term "bank" means each of:

  . any banking subsidiary of ours the consolidated assets of which constitute 20% or more of our consolidated assets and our consolidated subsidiaries;

  . any other banking subsidiary designated as a bank pursuant to a board resolution and set forth in an officers' certificate delivered to the trustee; and

  . any subsidiary of ours that owns, directly or indirectly, any voting securities, or options, warrants or rights to subscribe for or purchase voting securities, of any bank under the first and second bullet points above and in the case of all three bullet points their respective successors (whether by consolidation, merger, conversion transfer of substantially all their assets and business or otherwise) so long as any such successor is banking subsidiary (in the case of the first and second bullet point or a subsidiary (in the case of the third bullet point) of ours.

   The provisions of the indenture do not afford holders of the junior subordinated debentures protection in the event we are involved in a highly leveraged or other transaction that may adversely affect holders of the junior subordinated debentures.

Satisfaction and Discharge

   The indenture will cease to be of further effect and we will deemed to have satisfied and discharged the indenture when:

  . all junior subordinated debentures not previously delivered to the debenture trustee for cancellation (1) have become due and payable, or
    (2) will become due and payable at the stated maturity within one year;

  . we deposit or cause to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the debenture trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the stated maturity or redemption date; and

  . we have paid all other sums payable by us under the indenture and we have delivered applicable certificates and opinions that indicate we have complied with all of our obligations.

Subordination

   The junior subordinated debentures will be subordinate and junior in right of payment, to the extent set forth in the indenture, to all of our senior indebtedness (as defined below) of and equally with our obligations associated with the outstanding preferred securities of GBCI Capital Trust. If we default in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any senior indebtedness when the same becomes due and payable whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then unless and until such default has been cured or waived or has ceased to exist or all senior indebtedness has been paid, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) may be made or agreed to be made on the junior subordinated debentures, or in respect of any redemption repayment, retirement, purchase or other acquisition of any of the junior subordinated debentures.

   As used herein, "senior indebtedness" means, whether recourse is to all or a portion of our assets and whether or not contingent:

  . every obligation of ours for money borrowed;

  . every obligation of ours evidenced by bonds, debentures, notes or other similar instrument, including obligations incurred in connection with the acquisition of property, assets or businesses;

  . every reimbursement obligation of ours with respect to letters of credit, bankers' acceptance or similar facilities issued for our account;

  . every obligation of ours issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

  . every capital lease obligation of ours;

  . every obligation of ours for claims (as defined in Section 101(4) of the United States Bankruptcy Code of 1978, as amended) in respect of derivative products such as interest foreign exchange rate contracts, commodity contracts and similar arrangements; and

  . every obligation of the type referred to above of another person and all dividends of another person the payment of which, in either case, we have guaranteed or are responsible or liable, directly or indirectly, as obligor or otherwise.

However, senior indebtedness shall not include any of the following:

  . any obligations which, by their terms, are expressly stated to rank equally in right of payment with, to not be superior in right of payment to, the junior subordinated debentures;

  . any of our senior indebtedness which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to us;

  . any indebtedness of ours to any of our subsidiaries;

  . indebtedness to executive officers or directors, or

  . any indebtedness in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with us that is a financing entity of ours in connection with the issuance by such financing entity of securities that are similar to the preferred securities, including the outstanding preferred securities of GBCI Capital Trust.

   As of           , 1999, the senior indebtedness was approximately
$           . All senior indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution whether in cash, securities or other property, shall be made on account of the junior subordinated debentures in the event of:

  . certain events of bankruptcy, dissolution or liquidation of us or another holder of the common securities;

  . any proceeding for our liquidation, dissolution or other winding up, voluntary or involuntary, whether or not involving insolvency or bankrupt proceedings;

  . any assignment by us for the benefit of creditors; or

  . any other marshaling of our assets.

In such event, any payment or distribution on account of the junior subordinated debentures, whether in cash, securities or other property, that would otherwise (but for the subordination provisions) be payable or deliverable in respect of the junior subordinated debentures will be paid described above, directly to the holders of senior indebtedness in accordance with the priorities then existing among such holders until all senior indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full.

   In the event of any proceeding described above, after payment in full of all sums owing with respect to our senior indebtedness, the holders of junior subordinated debentures, together with the holders of our obligations ranking on a parity with the junior subordinated debentures, will be entitled to be paid from our remaining assets the amounts at the time due and owing on the junior subordinated debentures and such other obligations. This payment will be made before any payment or other distribution, whether in cash, property or otherwise, will be made on account of any capital stock or obligations ranking junior to the junior subordinated debentures and such other obligations. If payment or distribution on account of the junior subordinated debentures of any character or security, whether in cash, securities or other property, is received by any holder of any junior subordinated debentures in contravention of any of the terms hereof and before all our senior indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, the holders of our senior indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full.

   By reason of such subordination, in the event of our insolvency, holders of senior indebtedness may receive more, ratably, and holders of the junior subordinated debentures may receive less, ratably, than our other creditors. Such subordination will not prevent the occurrence of any event of default in respect of the junior subordinated debentures.

   The indenture places no limitation on the amount of additional senior indebtedness that we may incur. We expect from time to time to incur additional senior indebtedness.

Information Concerning the Debenture Trustee

   The debenture trustee, other than during the occurrence and continuance of a default in the performance of our obligations under the junior subordinated debentures, is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred by the exercise of these powers. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

   Bankers Trust Company, the debenture trustee, may serve from time to time as trustee under other indentures or trust agreements with us or our subsidiaries relating to other issues of our securities. In addition, we as well as certain of our affiliates may have other banking relationships with Bankers Trust Company and its affiliates.

Governing Law

   The indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.

                            DESCRIPTION OF GUARANTEE

   We will execute and deliver the guarantee concurrently with the issuance of preferred securities by the Trust for your benefit. Bankers Trust Company will act as guarantee trustee under the guarantee. The guarantee trustee will hold the guarantee for your benefit. This summary of certain provisions of the guarantee is not complete. You should read the form of the guarantee, which is filed as an exhibit to the registration statement of which this prospectus is a part. A copy of the form of guarantee is available upon request from the guarantee trustee.

General

   We will irrevocably agree to pay in full on a subordinated basis, to the extent set forth in the guarantee and described herein, the guarantee payments described below to you, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the preferred securities, to the extent not paid by or on behalf of the Trust, will be subject to the guarantee:

  . any accrued and unpaid distributions required to be paid on such preferred securities, to the extent that the Trust has funds on hand available therefor at such time;

  . the redemption price with respect to any preferred securities called for redemption, to the extent that the Trust has funds on hand available for its payment at such time; and

  . upon a voluntary or involuntary dissolution, termination, winding up or liquidation of the Trust (unless the junior subordinated debentures are distributed to you), the lessor of:

    (a) the aggregate of the liquidation amount and all accumulated and unpaid distributions to the date of payment, to the extent that the Trust has funds on hand available for their payment; and

    (b) the amount of assets of the Trust remaining available for distribution to you on liquidation of the Trust.

   Our obligation to make a guarantee payment may be satisfied by our direct payment to you or by causing the Trust to pay these amounts to you.

   The guarantee will be an irrevocable guarantee of payment on a subordinated basis of the Trust's obligations under the preferred securities, but will apply only to the extent that the Trust has funds sufficient to make such payments, and is not a guarantee of collection.

   If we do not make payments on the junior subordinated debentures held by the Trust, the Trust will not be able to pay any amounts payable in respect of the preferred securities and will not have funds legally available for these payments. The guarantee will rank subordinate and junior in right of payment to all of our senior indebtedness. See "--Status of the Guarantee." The guarantee does not limit our ability to incur or issue other secured or unsecured debt, including senior indebtedness, whether under the indenture or any other indenture that we may enter into in the future or otherwise.

   We have through the guarantee, the trust agreement, the junior subordinated debentures and the indenture, taken together, fully, irrevocably and unconditionally guaranteed all the Trust's obligations under the preferred securities on a subordinated basis. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes such guarantee. Only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations in respect of the preferred securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

Status of the Guarantee

   The guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all of our senior indebtedness and equally with the obligations associated with the outstanding preferred securities of GBCI Capital Trust in the same manner as the junior subordinated debentures.

   The guarantee will constitute a guarantee of payment and not of collection. This means that the guarantee trustee may institute a legal proceeding directly against us as the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. The guarantee will be held by the guarantee trustee for your benefit. The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the Trust or distribution to the holders of the preferred securities or the junior subordinated debentures.

Amendments and Assignment

   Except with respect to any changes which do not materially adversely affect your rights (in which case no consent will be required), the guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the outstanding preferred securities. The manner of obtaining any such approval is set forth under "Description of Preferred Securities--Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to your benefit and the benefit of all of the holders of the preferred securities then outstanding.

Events of Default

   An event of default under the guarantee will occur if we fail to perform any of our payment or other obligations under the guarantee, or to perform any non-payment obligation if such non-payment default remains unremedied for 30 days. The holders of not less than a majority in aggregate liquidation amount of the outstanding preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

   You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

   We are required, as guarantor, to certify annually to the guarantee trustee whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

Information Concerning the Guarantee Trustee

   The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of the guarantee, undertakes to perform only such duties as are specifically set forth in the guarantee and, after the occurrence of an event of default with respect to the guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at your request unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur in the exercise of these powers.

   For information concerning our relationship with Bankers Trust Company, as guarantee trustee, see "Description of Junior Subordinated Debentures-- Information Concerning the Debenture Trustee.

Termination of the Guarantee

   The guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the preferred securities, upon full payment of the amounts payable with respect to the preferred securities upon liquidation of the Trust, or upon distribution of junior subordinated debentures to you and the other holders of the preferred securities in exchange for all of the preferred securities. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time you must restore payment of any sums paid to you under the preferred securities or the guarantee.

Governing Law

   The guarantee will be governed by and construed in accordance with the laws of the State of New York.

            RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR
                  SUBORDINATED DEBENTURES, AND THE GUARANTEE

Full and Unconditional Guarantee

   We have irrevocably guaranteed, on a subordinate basis payments of distributions and other amounts due on the preferred securities (to the extent that Trust has funds available for such payment) and to the extent set forth under "Description of Guarantee." Taken together, our obligations under the junior subordinated debentures, the indenture, the trust agreement and the guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitute such guarantee. It is only the combined operation of these documents that has the effect of providing full, irrevocable and unconditional guarantee of the Trust's obligations in respect of the preferred securities.

   If and to the extent that we do not make payments on the junior subordinated debentures, the Trust will not have sufficient funds to pay distributions or other amounts due on the preferred securities. The guarantee does not cover payment of amounts payable with respect to the preferred securities when the Trust does not have sufficient funds to pay such amounts. In such event, your remedy is to institute a legal proceeding directly against us for enforcement of our payment obligations under the junior subordinated debentures having a principal amount equal to the liquidation amount of the preferred securities you hold.

   Our obligations under the junior subordinated debentures and the guarantee are subordinate and junior in right of payment to all senior indebtedness and rank equally with our obligations associated with the outstanding preferred securities of GBCI Capital Trust.

Sufficiency of Payments

   As long as we make the payments on the junior subordinated debentures when they are due, such payments will be sufficient to cover distributions and other payments distributable on the preferred securities, primarily because:

  . the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the preferred securities and common securities;

  . the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate, distribution dates and other payment dates for the preferred securities;

  . we will pay for any and all costs, expenses and liabilities of the Trust except the Trust's obligations to you and the holders of the common securities; and

  . the trust agreement further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

   Notwithstanding anything to the contrary in the indenture, we have the right to set-off any payment we are otherwise required to make thereunder against and to the extent we have previously made, or are concurrently on the date of such payment making, a payment under the guarantee.

Enforcement Rights of Holders of Preferred Securities

   You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the Trust or any other person or entity. See "Description of Guarantee."

   A default or event of default under any of our senior indebtedness would not constitute a default or event of default in respect of the preferred securities. However, in the event of payment defaults under, or acceleration of our senior indebtedness, the subordination provisions of the indenture provide that no payments may be made in respect of the junior subordinated debentures until such senior indebtedness has been paid in full or any payment default on senior indebtedness has been cured or waived. See "Description of Junior Subordinated Debentures--Subordination."

Limited Purpose of Trust

   The preferred securities represent preferred undivided beneficial interests in the assets of the Trust, and the Trust exists for the sole purpose of issuing the preferred securities and common securities and investing the proceeds from their issuance in the junior subordinated debentures. A principal difference between your rights as a holder of preferred securities and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from us payments on junior subordinated debentures held, while you are entitled to receive distributions or other amounts distributable with respect to the preferred securities from the Trust (or from us under the Guarantee) only if and to the extent the Trust has funds available for the payment of such distributions.

Rights Upon Dissolution

   Upon any voluntary or involuntary dissolution of the Trust, other than any such dissolution involving the distribution of the junior subordinated debentures, after satisfaction of liabilities to creditors of the Trust as required by applicable law, you will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash. See "Description of Preferred Securities--Liquidation Distribution Upon Dissolution." If we are voluntarily or involuntarily liquidated or declare bankruptcy, the Trust, as registered holder of the junior subordinated debentures, will be our subordinated creditor, subordinated and junior in right of payment to all our senior indebtedness as set forth in the indenture, but entitled to receive payment in full of all amounts payable with respect to the junior subordinated debentures before any of our stockholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed under the indenture to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to you and the holders of the common securities), your position as a holder of the preferred securities and the position of a holder of such junior subordinated debentures relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

General

   The preferred securities and payments on the preferred securities generally are subject to taxation. Therefore, you should consider the tax consequences of owning and receiving payments on the preferred securities before acquiring them.

   We have engaged Blackwell Sanders Peper Martin LLP, Kansas City, Missouri as special tax counsel ("Tax Counsel") to review the following discussion. They have given us their written legal opinion that the discussion correctly describes the principal aspects of the U.S. federal tax treatment of beneficial owners ("Owners") of preferred securities.

   The following discussion is general and may not apply to your particular circumstances for any of the following (or other) reasons:

  . This summary is based on federal tax laws in effect as of the date of this prospectus. Changes to any of these laws after this date may affect the tax consequences described below.

  . This summary discusses only preferred securities you acquire at original issuance at the original offering price and hold as capital assets (within the meaning of federal tax law). It does not discuss all of the tax consequences that may be relevant to Owners who are subject to special rules, such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, certain securities traders, tax-exempt organizations and certain other financial institutions. This discussion also does not discuss tax consequences that may be relevant to an Owner in light of the Owner's particular circumstances, such as an Owner holding a preferred security as a position in a straddle, hedging, conversion or other integrated investment.

  . This summary does not address:

    (a) The income for tax consequences to stockholders in, or partners of beneficiaries of, a holder of preferred securities;

    (b) the United States alternative minimum tax consequences of purchasing, owning and disposing of preferred securities; or

    (c) any state, local or foreign tax consequences of purchasing, owning and disposing of preferred securities.

   The authorities on which this summary is based are subject to various interpretations, and the opinions of Tax Counsel are not binding on the Internal Revenue Service (the "IRS") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transaction described herein. Accordingly, we cannot assure you that the IRS will not challenge the opinion expressed herein or that a court would not sustain such a challenge.

   We advise you to consult your own tax advisors regarding the tax consequences of purchasing, owning and disposing of the preferred securities because the following discussion may not apply to you.

U.S. Holders

   In General. For purposes of the following discussion, a "U.S. Holder" means:

  . a citizen or individual resident of the United States;

  . a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;

  . an estate the income of which is includible in its gross income for U.S.
    federal income tax purposes without regard to its source; or

  . a trust if a court within the United States is able to exercise primary supervision over its administration and at least one United States person has the authority to control all substantial decisions of the trust.

   Characterization of the Trust. Prior to the time that the preferred securities are issued, Tax Counsel will give its opinion that (1) under then current law and based on the representations, facts and assumptions set forth in this prospectus, and (2) assuming full compliance with the terms of the trust agreement (and other relevant documents), and (3) based on certain assumption and qualifications referred to in the opinion, the Trust will be characterized for United States federal income tax purposes as a grantor trust. Accordingly, for United States federal income tax purposes, if you, as a U.S. Holder, purchase a preferred security you will be considered the owner of an undivided interest in the junior subordinated debentures owned by the Trust, and you will be required to include all income or gain recognized for United States federal income tax purposes with respect to your share of the junior subordinated debentures on your income tax return.

   Characterization of the Junior Subordinated Debentures. We intend to take the position that, under current law, the junior subordinated debentures are our debt for United States federal income tax purposes. We, along with the Trust and you (by acceptance of a beneficial interest in a preferred security) agree to treat the junior subordinated debentures as the Company's debt and the preferred securities as evidence of a beneficial ownership interest in the Trust. We cannot assure you, however, that such position will not be challenged by the IRS or, if challenged, that a challenge will not be successful. The remainder of this discussion assumes that the junior subordinated debentures will be classified as our debt for United States federal income tax purposes.

   Interest Income and Original Issue Discount. Under the terms of the junior subordinated debentures, we have the ability to defer payments of interest from time to time by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods, but not beyond the maturity of the junior subordinated debentures. Treasury regulations provide that debt instruments like the junior subordinated debentures will not be considered issued with original issue discount ("OID") even if their issuer can defer payments of interest if the likelihood of any deferral is "remote."

   We have concluded, and this discussion assumes, that, as of the date of this prospectus, the likelihood of our deferring payments of interest is "remote" within the meaning of the applicable Treasury regulations. This conclusion is based in part on the fact that exercising that option would prevent us from declaring dividends on our common stock and would prevent us from making any payments with respect to debt securities that rank equally with or junior to the junior subordinated debentures. Therefore, the junior subordinated debentures should not be treated as issued with OID by reason of our deferral option. Rather, you will be taxed on stated interest on the junior subordinated debentures when it is paid or accrued in accordance with your method of accounting for income tax purposes. You should note, however, that no published rulings or any other published authorities of the IRS have addressed this issue. Accordingly, it is possible that the IRS could take a position contrary to the interpretation described herein.

   If we exercise our option to defer payments of interest, the junior subordinated debentures would be treated as redeemed and reissued for OID purposes. The sum of the remaining interest payments (and any de minimis OID) on the junior subordinated debentures would thereafter be treated as OID. The OID would accrue, and be includible in your taxable income, on an economic accrual basis (regardless of your method of accounting for income tax purposes) over the remaining term of the junior subordinated debentures (including any period of interest deferral), without regard to the timing of payments under the junior subordinated debentures. Subsequent distributions of interest on the junior subordinated debentures generally would not be taxable. The amount of OID that would accrue in any period would generally equal the amount of interest that accrued on the junior subordinated debentures in that period at the stated interest rate. Consequently, during any period of interest deferral, you will include OID in gross income in advance of the receipt of cash, and if you dispose of a preferred security prior to the record date for payment of distributions on the junior subordinated debentures following that period, you will be subject to income tax on OID accrued through the date of disposition (and not previously included in income), but you will not receive cash from the Trust with respect to the OID.

   If the possibility of our exercising our option to defer payments of interest is not remote, the junior subordinated debentures would be treated as initially issued with OID in an amount equal to the aggregate stated interest (plus any de minimis OID) over the term of the junior subordinated debentures. You would include that OID in your taxable income, over the term of the junior subordinated debentures, on an economic accrual basis.

   Characterization of Income. Because the income underlying the preferred securities will not be characterized as dividends for income tax purposes, if you are a corporate holder of the preferred securities you will not be entitled to a dividends-received deduction for any income you recognize with respect to the preferred securities.

   Market Discount and Bond Premium. Under certain circumstances, you may be considered to have acquired your undivided interests in the junior subordinated debentures with market discount or bond premium (as each phrase is defined for United States federal income tax purposes).

   Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust. Under certain circumstances described above (See "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution"), the Trust may distribute the junior subordinated debentures to you in exchange for your preferred securities and in liquidation of the Trust. Except as discussed below, such a distribution would not be a taxable event for United States federal income tax purposes, and you would have an aggregate adjusted basis in the junior subordinated debentures you receive for United States federal income tax purposes equal to your aggregate adjusted basis in your preferred securities. For United States federal income tax purposes, your holding period in the junior subordinated debentures you receive in such a liquidation of the Trust would include the period during which you held the preferred securities. If, however, the relevant event is a Tax Event that results in the Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to you for United States federal income tax purposes.

   Under certain circumstances described herein (see "Description of the Preferred Securities"), we may redeem junior subordinated debentures for cash and distribute the proceeds of such redemption to you in redemption of your preferred securities. Such a redemption would be taxable for United States federal income tax purposes, and you would recognize gain or loss as if you had sold the preferred securities for cash. See "--Sales of Preferred Securities" below.

   Sales of Preferred Securities. If you sell preferred securities, you will recognize gain or loss equal to the difference between your adjusted basis in the preferred securities and the amount realized on the sale of such preferred securities. Your adjusted basis in the preferred securities generally will be the initial purchase price, increased by OID previously included (or currently includible) in your gross income to the date of disposition, and decreased by payments received on the preferred securities (other than any interest received with respect to the period prior to the effective date we first exercise our option to defer payments of interest). Any such gain or loss generally will be capital gain or loss, and generally will be a long-term capital gain or loss if you have held the preferred securities for more than one year prior to the date of disposition.

   If you dispose of your preferred securities between record dates for payments of distributions thereon, you will be required to include accrued but unpaid interest (or OID) on the junior subordinated debentures through the date of disposition in your taxable income for United States federal income tax purposes (notwithstanding that you may receive a separate payment from the purchaser with respect to accrued interest). You may deduct that amount from the sales proceeds received (including the separate payment, if any, with respect to accrued interest) for the preferred securities (or as to OID only, to add such amount to your adjusted tax basis in the preferred securities). To the extent the selling price is less than your adjusted tax basis (which will include accrued but unpaid OID if any), you will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Pending Tax Litigation Affecting the Preferred Securities

   Last year, a taxpayer filed a petition in the United States Tax Court contesting the IRS's disallowance of interest deductions that taxpayer claimed in respect of securities issued in 1993 and 1994 that are, in some respects, similar to the preferred securities. (Enron Corp. v. Commissioner, Docket No. 6149-98, filed April 1, 1998). An adverse decision by the Tax Court concerning the deductibility of such interest may cause a Tax Event. Such a Tax Event would give us the right to redeem the junior subordinated debentures. See "Description of Junior Subordinated Debentures--Redemption" and "Description of PreferredSecurities--Liquidation Distribution Upon Dissolution."

Non-U.S. Holders

   The following discussion applies to you if you are not a U.S. Holder as described above.

   Payments to you, as a non-U.S. Holder, on a preferred security will generally not be subject to withholding of income tax, provided that:

  . you did not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  . you are not a controlled foreign corporation that is related to us through stock ownership; and

  . either (a) you certify to the Trust or its agent under penalties of perjury, that you are not a U.S. Holder and provide your name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, and holds the preferred security in such capacity, certifies to the Trust or its agent, under penalties of perjury, that it requires and has received such a statement from you or another financial institution between it and you in the chain of ownership, and furnishes the Trust or its agent with a copy thereof.

   As discussed above, it is possible that changes in the law affecting the income tax consequences of the junior subordinated debentures could adversely affect our ability to deduct interest payable on the junior subordinated debentures. Such changes could also cause the junior subordinated debentures to be classified as our equity (rather than our debt) for United States federal income tax purposes. This might cause the income derived from the junior subordinated debentures to be characterized as dividends, generally subject to a 30% income tax (on a withholding basis) when paid to you if you are not a U.S. Holder, rather than as interest which, as discussed above, generally is exempt from income tax in the hands of a person who is not a U.S. Holder.

   You, as a non-U.S. Holder, will generally not be subject to withholding of income tax on any gain realized upon the sale or other disposition of a preferred security.

   If you hold the preferred securities in connection with the active conduct of a United States trade or business, you will be subject to income tax on all income and gains recognized with respect to your proportionate share of the junior subordinated debentures.

Information Reporting

   In general, information reporting requirements will apply to payments made on, and proceeds from the sale of, the preferred securities held by a noncorporate U.S. Holder within the United States. In addition, payments made on, and payments of the proceeds from the sale of, the preferred securities to or through the United States office of a broker are subject to information reporting unless you certify as to your non-U.S. Holder status or otherwise establish an exemption from information reporting and backup withholding. See "--Backup Withholding." Taxable income on the preferred securities for a calendar year should be reported to U.S. Holders on the appropriate forms by the following January 31st.

Backup Withholding

   Payments made on, and proceeds from the sale of, the preferred securities may be subject to a "backup" withholding tax of 31% unless you comply with certain identification or exemption requirements. Any amounts so withheld will be allowed as a credit against your income tax liability, or refunded, provided the required information is provided to the IRS.

   The preceding discussion is only a summary and does not address the consequences to particular person of the purchase, ownership and disposition of the preferred securities. You are urged to contact your own tax advisor to determine your particular tax consequences.

                          CERTAIN ERISA CONSIDERATIONS

   We and certain of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a "disqualified person" within the meaning of
Section 4975 of the Code with respect to many employee benefit plans that are subject to ERISA and individual retirement accounts ("IRAs"). The purchase of the preferred securities by an employee benefit plan or IRA that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions Section 4975(e)(1) of the Code and with respect to which we, or any affiliate of ours is a service provider (or otherwise is a party in interest or a disqualified person), may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption. Any pension or other employee benefit plan, fiduciary or IRA holder, proposing to acquire any preferred securities for such a plan or IRA should consult with legal counsel.

                                  UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement, dated
                 , among us, the Trust and Advest, Inc. and U.S. Bancorp Piper Jaffray Inc., as representatives of the underwriters, the Trust has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from the Trust, the following respective aggregate liquidation amounts of preferred securities at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                           Liquidation Amount of
      Underwriter                                          Preferred Securities
      -----------                                          ---------------------
      Advest, Inc.........................................      $
      U.S. Bancorp Piper Jaffray Inc......................
                                                                -----------
          Total...........................................      $35,000,000
                                                                ===========

   The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will purchase all of the preferred securities offered hereby if any of such preferred securities are purchased.

   The underwriters have advised us that they propose to offer the preferred securities to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession
not in excess of $      per preferred security. The underwriters may allow, and
such dealers may reallow, a concession not in excess of $       per preferred
security to certain other dealers. After the public offering, the offering price and other selling terms may be changed by the underwriters. In addition, we have agreed to pay a financial advisory fee to Advest, Inc. of $25,000 in connection with the offering.

   We have granted to the underwriters an option, exercisable not later than 30 days after the date of the underwriting agreement, to purchase up to an additional $5,250,000 aggregate liquidation amount of the preferred securities at the public offering price. To the extent that the underwriters exercise such option, we will be obligated, pursuant to the option, to sell such preferred securities to the underwriters. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the preferred securities offered in this prospectus. If purchased, the underwriters will offer these additional preferred securities on the same terms as those on which the $35,000,000 aggregate liquidation amount of the preferred securities are being offered.

   In connection with this offering, the underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the SEC's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the preferred securities. Such transactions may include over-allotment transactions in which the underwriters create a short position for their own account by selling more preferred securities than they are committed to purchase from the Trust. In such a case, to cover all or part of the short position, the underwriters may exercise the over-allotment option described above or may purchase preferred securities in the open market following completion of the initial offering of the preferred securities. The underwriters also may engage in stabilizing transactions in which they bid for, and purchase, shares of the preferred securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the preferred securities. The underwriters also may reclaim any selling concessions allowed to an underwriter or dealer if the underwriters repurchase shares distributed by that underwriter or dealer. Any of the foregoing transactions may result in the maintenance of a price for the preferred securities at a level above that which might otherwise prevail in the open market. We do not, nor do any of the underwriters, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the preferred securities. The underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued any time without notice.

   In view of the fact that the proceeds from the sale of the preferred securities will be used purchase our junior subordinated debentures, the underwriting agreement provides that we will pay as compensation for the
underwriters' arranging the investment of such proceeds an amount of $      per
preferred security (or $      ($         if the over-allotment option is
exercised in full) in the aggregate).

   Because the National Association of Securities Dealers, Inc. is expected to view the preferred securities as interests in a direct participation program, this offering is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

   The preferred securities are a new issue of securities with no established trading market. The representatives have advised the Trust and us that they intend to make a market in the preferred securities. However, the underwriters are not obligated to do so and such market making may be interrupted or discontinued at any time without notice at the sole discretion of each of the underwriters. We have applied to have the preferred securities approved for quotation on the Nasdaq National Market but a requirement for initial listing, and for continued listing, is the presence of three, and two, market makers, respectively, for the preferred securities, and the presence of a third market maker cannot be assured. Accordingly, no assurance can be given as to the development or liquidity of any market for the preferred securities.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

   The representatives and certain of the other underwriters have in the past, and may in the future perform various services for us, including investment banking services, for which they have may receive customary fees. Advest, Inc. also served as managing underwriter in our public offerings of common stock in 1996 and trust preferred securities in 1997, and has advised us in certain of our acquisitions.

                             VALIDITY OF SECURITIES

   The validity of the guarantee and the junior subordinated debentures and certain tax matters will be passed upon for us by Blackwell Sanders Peper Martin LLP, Kansas City, Missouri, our counsel, and certain legal matters will be passed upon for the underwriters by Arnold & Porter, Washington, D.C. and New York, New York. Certain matters of Delaware law relating to the validity of the preferred securities, the enforceability of the trust agreement and the creation of the Trust will be passed upon by Richards, Layton & Finger, as special Delaware counsel to us and the Trust. Blackwell Sanders Peper Martin LLP and Arnold & Porter will rely as to certain matters of Delaware law on the opinion of Richards, Layton & Finger. Arnold & Porter will rely as to certain matters of Kansas law on the opinion of Blackwell Sanders Peper Martin LLP.

                                    EXPERTS

   The consolidated financial statements incorporated in this prospectus by reference are incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, have been audited by KPMG LLP, independent auditors, as stated in their report, which is incorporated here by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Exchange Act, we file reports, proxy statements, information statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 50 West Madison Street, Chicago, Illinois 60661. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Copies of this material can also be obtained at prescribe rates by writing to the Public Reference Section of the

SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. This material also may be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov.

   Our common stock trades on the Nasdaq National Market under the symbol "GLDB." Documents filed by us with the SEC also can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

   We have filed a registration statement on Form S-3 with the SEC under the Securities Act in connection with the offering. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The registration statement, including any amendments, schedules and exhibits thereto, is available for inspection and copying as set forth above. Statements contained in this prospectus as to the contents of any contract or other document referred to in this document include all material terms of such contract or other documents but are not necessarily complete, and in each instance reference is made to the copy of any such contract or other document which may have been filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

   No separate financial statements of the Trust have been included or incorporated by reference in this document. We do not, nor does the Trust, consider that such financial statements would be material to holders of the preferred securities because the Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the junior subordinated debentures and issuing the preferred securities and common securities. See "GBCI Capital Trust II," "Description of Preferred Securities," "Description of Junior Subordinated Debentures" and "Description of Guarantee." In addition, we do not expect that the Trust will be filing reports under the Exchange Act with the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998 is incorporated into this prospectus by reference.

   In addition, all subsequent documents filed with the SEC by us pursuant Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus or another such document shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or another such document or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified superseded, to constitute a part of this prospectus.

   This prospectus incorporates documents by reference which are not presented here or delivered with this document. These documents (excluding exhibits unless specifically incorporated in these documents) are available without charge upon written or oral request from Gold Banc Corporation, Inc., 11301 Nall Avenue, Leawood, Kansas 66211, attention: Corporate Secretary, telephone:
(913) 451-8050.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

   This prospectus (including information included or incorporated by reference herein) contains forward-looking statements with respect to our financial condition, results of operations, plan objectives, future performance and business, including statements preceded by, followed by or that include the words, "believes," "expects," "anticipates" or similar expressions. These forward-looking statements involve certain risks and uncertainties and may relate to our future operating results.

   Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

  . expected cost savings from our acquisitions not being fully realized or realized within the expected time frame;

  . earnings following acquisitions being lower than expected;

  . a significant increase in competitive pressure among depository and other financial institutions;

  . costs or difficulties related to the integration of the acquired businesses being greater than expected;

  . changes in the interest rate environment resulting in reduced margins;

  . general economic or business conditions, either nationally or in Kansas, Oklahoma or Missouri, being less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

  . legislative or regulatory changes adversely affecting the businesses in which we will be engaged;

  . changes in the securities markets; and

  . changes in the banking industry including, the effects of consolidation resulting from possible mergers of financial institutions.

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 No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this pro-spectus and, if given or made, such information or representation must not be relied upon as having been authorized by us or any underwriter. This prospec-tus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person or by anyone in any juris-diction in which it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                                ---------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Prospectus Summary........................................................   1
Selected Consolidated Financial Data......................................   7
Risk Factors..............................................................   8
Use of Proceeds...........................................................  14
GBCI Capital Trust II.....................................................  16
Accounting Treatment......................................................  16
Description of Preferred Securities.......................................  16
Description of Junior Subordinated Debentures.............................  29
Description of Guarantee..................................................  39
Relationship Among the Preferred Securities, the Junior Subordinated
 Debentures and the Guarantee.............................................  41
Certain Federal Income Tax Consequences...................................  43
Certain ERISA Considerations..............................................  47
Underwriting..............................................................  48
Validity of Securities....................................................  49
Experts...................................................................  49
Where You Can Find More Information.......................................  49
Incorporation of Certain Documents by Reference...........................  50
Cautionary Statement Concerning Forward-Looking Information...............  50

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                                    [LOGO]

                             GBCI CAPITAL TRUST II

                             % preferred securities
                         (liquidation amount $    per
                              preferred security)
                       guaranteed as described herein by

                          GOLD BANC CORPORATION, INC.

                                ---------------

                                  PROSPECTUS

                                ---------------

                                 ADVEST, INC.

                          U.S. BANCORP PIPER JAFFRAY

                                         , 1999

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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following is an itemized statement of estimated expenses to be paid by the Registrant in connection with the issuance and sale of the securities being registered.

      Securities and Exchange Commission Registration Fee...............
      NASD Filing Fee...................................................
      Nasdaq Fees.......................................................
      Accounting fees and expenses......................................
      Printing expenses.................................................
      Legal fees and expenses...........................................
      Transfer Agent Fees and Expenses..................................
                                                                         ------
          Total......................................................... $
                                                                         ======

Item 15. Indemnification of Directors and Officers.

   The Company Articles and the Company Amended and Restated Bylaws require it to indemnify its directors and officers and advisory directors against liabilities, fines, penalties, settlements, claims and reasonable expenses incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities to the fullest extent permitted by the Kansas General Corporation Code ("KGCC"). The KGCC permits a corporation to indemnify its present and former directors and officers if ordered to do so by a court or after a determination by its independent counsel, stockholders or a majority of its disinterested directors that the person to be indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation.

   Pursuant to express authority conferred in the Company's Amended and Restated Bylaws, the Company maintains a policy of insurance, under which the insurer will, subject to certain conditions, defend the directors and officers of the Company against and indemnify them from any liabilities in capacities as such.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

   The following exhibits are filed herewith or incorporated herein by reference pursuant to Rule 411 of the Securities Act of 1933, as amended.

      Exhibit
      Number
      -------
     1         Form of Underwriting Agreement
     3(a)(i)   Amended and Restated Articles of Incorporation of the
               Company*
     3(a)(ii)  Certificate of Amendment to Restated Articles of
               Incorporation**
     3(b)      Restated Bylaws of the Company*
     4(a)      Form of Junior Subordinated Indenture
     4(b)      Form of Junior Subordinated Debenture (included in Exhibit
               4(a))

     4(c)      Form of Amended and Restated Trust Agreement
     4(d)      Form of Preferred Security (included in Exhibit 4(c))
     4(e)      Form of Guarantee Agreement
     5(a)      Opinion of Blackwell Sanders Peper Martin LLP
     5(b)      Opinion of Richards, Layton & Finger***
     8         Tax Opinion of Blackwell Sanders Peper Martin LLP
     23(a)     Consent of KPMG LLP
     23(b)     Consent of Blackwell Sanders Peper Martin LLP (included in
               Exhibits 5 and 8)
     23(c)     Consent of Richards, Layton & Finger***
     24        Powers of Attorney (included in signature pages to
               Registration Statement)
     25        Statement of Eligibility under the Trust Indenture Act of
               1939, as amended, of Bankers Trust Company, as trustee
               under the Junior Subordinated Indenture, the Amended and
               Restated Trust Agreement and the Guarantee agreement
               relating to GBCI Capital Trust II

--------
* Previously filed as an Exhibit to the Company's Registration Statement on Form SB-2 No. 333-12377 and the same is incorporated herein by reference.
** Previously filed as an Exhibit to the Company's Registration Statement on
   Form S-4 No. 333-28563 and the same is incorporated herein by reference. *** To be filed by Amendment.

Item 17. Undertakings.

   (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant of the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (b) The undersigned Registrant hereby undertakes to, for purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

   (c) The undersigned Registrant hereby undertakes to, for purposes of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

   (d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leawood, State of Kansas, on the 15th day of April, 1999:

                                          Gold Banc Corporation, Inc.

                                                 /s/ Michael W. Gullion
                                          By: _________________________________
                                                    Michael W. Gullion
                                                  Chief Executive Officer

   KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned directors of Gold Banc Corporation, Inc., hereby severally constitute Michael W. Gullion and Keith E. Bouchey, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and generally to do all such things in our names and in our capacities as directors to enable Gold Banc Corporation, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----
     /s/ Michael W. Gullion          Chairman of the Board and       April 15, 1999
____________________________________  Chief Executive Officer
         Michael W. Gullion           (Principal Executive
                                      Officer)

      /s/ Malcolm M. Aslin           Director, President and         April 15, 1999
____________________________________  Chief Operating Officer
          Malcolm M. Aslin

      /s/ Keith E. Bouchey           Director, Executive Vice        April 15, 1999
____________________________________  President, Chief Financial
          Keith E. Bouchey            Officer and Corporate
                                      Secretary (Principal
                                      Financial Officer)

     /s/ Brian J. Ruisinger          Treasurer and Controller        April 15, 1999
____________________________________  (Principal Accounting
         Brian J. Ruisinger           Officer)

      /s/ William Wallman            Director                        April 15, 1999
____________________________________
          William Wallman

     /s/ D. Michael Browne           Director                        April 16, 1999
____________________________________
         D. Michael Browne

     /s/ William F. Wright           Director                        April 16, 1999
____________________________________
         William F. Wright

     /s/ Allen D. Petersen           Director                        April 15, 1999
____________________________________
         Allen D. Petersen

                               INDEX TO EXHIBITS

 Exhibit
  Number                       Description of Exhibit
 -------                       ----------------------
  1       Form of Underwriting Agreement

 3(a)(i)  Amended and Restated Articles of Incorporation of the Company*

 3(a)(ii) Certificate of Amendment to Restated Articles of
          Incorporation**

 3(b)     Restated Bylaws of the Company*

 4(a)     Form of Junior Subordinated Indenture

 4(b)     Form of Junior Subordinated Debenture (included in Exhibit
          4(a))

 4(c)     Form of Amended and Restated Trust Agreement

 4(d)     Form of Preferred Security (included in Exhibit 4(c))

 4(e)     Form of Guarantee Agreement

 5(a)     Opinion of Blackwell Sanders Peper Martin LLP

 5(b)     Opinion of Richards, Layton & Finger***

 8        Tax Opinion of Blackwell Sanders Peper Martin LLP

 23(a)    Consent of KPMG LLP

 23(b)    Consent of Blackwell Sanders Peper Martin LLP (included in
          Exhibits 5 and 8)

 23(c)    Consent of Richards, Layton & Finger***

 24       Powers of Attorney (included in signature pages to Registration
          Statement)

 25 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Bankers Trust Company, as trustee under the Junior Subordinated Indenture, the Amended and Restated Trust
          Agreement and the Guarantee agreement relating to GBCI Capital
          Trust II

--------
*Previously filed as an Exhibit to the Company's Registration Statement on Form
   SB-2 No. 333-12377 and the same is incorporated herein by reference. **Previously filed as an Exhibit to the Company's Registration Statement on
   Form S-4 No. 333-28563 and the same is incorporated herein by reference. ***To be filed by Amendment.